Exhibit (a)(1)(B)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER TO EXERCISE
WARRANTS TO PURCHASE COMMON STOCK

GRAPHON CORPORATION

JULY 8, 2013

THE OFFER TO EXERCISE (AND ASSOCIATED WITHDRAWAL RIGHTS) WILL EXPIRE AT 5:00 P.M. (Pacific time) ON AUGUST 5, 2013 UNLESS THIS OFFER PERIOD IS EXTENDED.

GraphOn Corporation, a Delaware corporation, is referred to in this Offer to Exercise as “we,” “us,” “GraphOn” or the “Company,” and eligible holders of outstanding warrants are referred to as “you.”

GraphOn Corporation (the “Company”) is offering, upon the terms and subject to the conditions set forth herein (the “Offer to Exercise”), one half of a new warrant to purchase one share of the Company’s common stock (“common stock”) at an exercise price of $1.00 per share (the “New Warrants”) for each Existing Warrant exercised by the holder in connection with this Offer to Exercise for each warrant exercised by a holder in connection with this Offer to Exercise issued to investors in the Company’s private placement on September 1, 2011 (as modified by the Warrant Amendment described below, the “Investor Warrants”) and each warrant issued to the placement agent as compensation for their services in connection with such private placement (the “Placement Agent Warrants” and, collectively with the Investor Warrants, the “Existing Warrants”).  As of June 21, 2013, Existing Warrants representing the right to purchase an aggregate of 13,157,500 shares of common stock are eligible to participate in this Offer to Exercise.  The Existing Warrants are exercisable by holders at a current exercise price of $0.26 per share other than certain of the Placement Agent Warrants which have a current exercise price of $0.20 per share.  There is no minimum participation requirement with respect to this Offer to Exercise.  This Offer to Exercise will expire at 5:00 p.m. (Pacific Time) on August 5, 2013, subject to extension by the Company in its sole discretion (“Expiration Date”).

The New Warrants will have the same general terms as the Investor Warrants (after giving effect to the Warrant Amendment) other than the exercise price, which will be $1.00 per share and the expiration date under the New Warrants will be five years from the date of issuance.  See Section 5 Terms of the New Warrants.

Pursuant to an Exercise Agreement, dated as of June 17, 2013 (“Exercise Agreement”), the Company and the holders of at least a majority of the Investor Warrants amended all of the Investor Warrants as a series (the “Warrant Amendment”).  Pursuant to the Warrant Amendment, the Investor Warrants were amended to delete certain provisions relating to anti-dilution rights of the holders and other features that required the Company to record a derivative liability on its balance sheet each fiscal quarter based on the fair value of the Investor Warrants as of the end of such fiscal quarter.  The Placement Agent Warrants, which are in substantially the same form as the Investor Warrants prior to the Warrant Amendment, were not amended as part of the Warrant Amendment and contain anti-dilution rights of the holders and other features resulting in the Company incurring a derivative liability while such warrants remain outstanding.

Holders may elect to exercise some or all of their Existing Warrants.  Existing Warrants that are not exercised pursuant to this Offer to Exercise will remain outstanding pursuant to their existing terms (as modified by the Warrant Amendment in the case of the Investor Warrants).

This Offer to Exercise is being undertaken by the Company pursuant to the terms of the Exercise Agreement.  In the Exercise Agreement, we agreed to make this Offer to Exercise to each of the holders of Investor Warrants (with the right to make the same offer with respect to the Placement Agent Warrants) to provide the holders with the same opportunity to exercise their Existing Warrants and receive New Warrants as received by the holders who were party to the Exercise Agreement.  To the extent Existing Warrants are exercised under this Offer to Exercise, the exercise proceeds received by the Company will be used as working capital and for other general corporate purposes.  Please see Section 2 below for a description of the purposes of this Offer to Exercise.

The period during which Existing Warrants may be exercised on the terms described above will commence on July 8, 2013 (the date the materials relating to this Offer to Exercise are first sent to the holders, referred to herein as the “Offer Date”) through the Expiration Date (the “Offer Period”).

YOU ARE NOT REQUIRED TO EXERCISE YOUR EXISTING WARRANTS AND PARTICIPATE IN THIS OFFER TO EXERCISE.  ONLY HOLDERS OF EXISTING WARRANTS WHO CHOOSE TO PARTICIPATE AND EXERCISE THEIR EXISTING WARRANTS WILL RECEIVE THE NEW WARRANTS.

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IF YOU CHOOSE NOT TO PARTICIPATE OR ONLY TO PARTICIPATE IN PART, YOUR EXISTING WARRANTS WILL REMAIN OUTSTANDING TO THE EXTENT NOT EXERCISED UNDER THE EXISTING TERMS  (AS MODIFIED BY THE WARRANT AMENDMENT).

IMPORTANT PROCEDURES

This Offer to Exercise together with the Election to Participate and Exercise Warrant, Notice of Withdrawal, Form of New Warrant, Accredited Investor Questionnaire and Joinder to New Registration Rights Agreement constitute the “Offering Materials.” These Offering Materials provide information regarding this Offer to Exercise and instructions as to how you can  exercise your Existing Warrants and receive New Warrants.  An election to participate in this Offer to Exercise will result in your exercise of the Existing Warrant(s).  You should read all of the materials carefully before you decide whether to participate in this Offer to Exercise and exercise an Existing Warrant and receive the number of shares of Company common stock issuable thereunder and a New Warrant for one-half of a warrant to purchase one share of common stock for each warrant exercised under an Existing Warrant in connection with this Offer to Exercise.

To participate in this Offer to Exercise and exercise an Existing Warrant and receive the number of shares of Company common stock issuable therefore and a New Warrant for one-half of a warrant to purchase one share of common stock for each warrant exercised under an Existing Warrant in connection with this Offer to Exercise, you must deliver to the Company before the Expiration Date all of the following:  (i) a signed copy of the Election to Participate and Exercise Warrant, (ii) a signed copy of an Accredited Investor Questionnaire, (iii) a signed copy of the Joinder to New Registration Rights Agreement, (iv) the original of your Existing Warrant (or an Affidavit of Lost Warrant) for cancellation, and (v) cash in the amount equal to the applicable exercise price of $0.26 or $0.20 per share multiplied by the number of shares of common stock the holder elects to purchase (collectively, the “Acceptance and Exercise Documents”).

The cash payable in connection with an exercise may be tendered in the form of a check payable to GraphOn Corporation or by wire transfer to the Company’s account as set forth in the Election to Participate and Exercise Warrant.  Each of these items must be properly delivered, before the Expiration Date to:  GraphOn Corporation, 1901 S. Bascom Avenue, Suite 660, Campbell, CA 95008, Attn:  Corporate Secretary, telephone number (800) 472-7466.  If you properly tender (and do not validly withdraw) your Existing Warrants and the other Acceptance and Exercise Documents on or prior to 5:00 p.m., Pacific Time on August 5, 2013, the Expiration Date of this Offer to Exercise (or such later date and time if we extend this Offer to Exercise), promptly following the Expiration Date, we intend to notify our depositary institution and our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of Company common stock issuable under the Existing Warrants exercise and the appropriate number of New Warrants.  See Section 8 Procedure for Participating in Offer to Exercise and Exercising Existing Warrants below.

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If you change your mind and do not want to participate in this Offer to Exercise, you may submit a Notice of Withdrawal to the Company at any time prior to the Expiration Date.  The Notice of Withdrawal must be properly completed and must be returned to the Company on or prior to the Expiration Date.  However, you may change your mind and submit a Notice of Withdrawal to us after August 5, 2013, if your Existing Warrants and other Acceptance and Exercise Documents have not been accepted by us prior to September 2, 2013.  If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election to Participate and Exercise Warrant and Joinder to New Registration Rights Agreement, (ii) return the original of your Existing Warrant (which, except as modified by the Warrant Amendment in the case of the Investor Warrants, will remain unmodified and in full force and effect), or issue you a new Existing Warrant if you submitted an Affidavit of Lost Warrant, and (iii) provide you with a check equal to the amount of cash you paid to exercise the Existing Warrant(s).

If you have any questions or need assistance or additional copies of, this Offer to Exercise, Election to Participate and Exercise Warrant, Notice of Withdrawal, Form of New Warrant, Accredited Investor Questionnaire and Joinder to New Registration Rights Agreement or other materials, please direct them in writing, to the Company, as follows:

GraphOn Corporation

1901 S. Bascom Avenue, Suite 660

Campbell, CA 95008

Attn:  Corporate Secretary

(800) 472-7466

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OUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO EXERCISE.  YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO THE OFFER TO EXERCISE.  FOR QUESTIONS REGARDING TAX IMPLICATIONS OR OTHER INVESTMENT-RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN ATTORNEY, ACCOUNTANT AND/OR FINANCIAL PLANNER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO EXERCISE.  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

THIS OFFER TO EXERCISE HAS BEEN PREPARED SOLELY FOR THE BENEFIT OF HOLDERS OF EXISTING WARRANTS.  DISTRIBUTION OF THIS OFFER TO EXERCISE TO ANY PERSON OTHER THAN SUCH HOLDERS AND THOSE PERSONS RETAINED TO ADVISE SUCH HOLDERS IS UNAUTHORIZED AND ANY REPRODUCTION OF THIS OFFER TO EXERCISE OR RELATED DOCUMENTS, IN WHOLE OR IN PART, IS PROHIBITED.

THE SECURITIES BEING OFFERED PURSUANT TO THIS OFFER TO EXERCISE ARE BEING OFFERED PURSUANT TO EXEMPTIONS PROVIDED BY SECTION 4(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, REGULATION D THEREUNDER, CERTAIN STATE SECURITIES LAWS AND CERTAIN RULES AND REGULATIONS PROMULGATED THEREUNDER.

THE DATE OF THIS OFFER TO EXERCISE IS JULY 8, 2013.

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SUMMARY OF TERMS

Company:	GraphOn Corporation, a Delaware corporation, with principal executive offices at 1901 S. Bascom Avenue, Suite 660, Campbell, CA 95008.

Eligible Existing Warrants:

As of July 2, 2013, Existing Warrants representing the right to purchase an aggregate of 13,157,500 shares of common stock are eligible to participate in this Offer to Exercise. The Existing Warrants were issued in a private placement undertaken by the Company on September 1, 2011, including warrants to purchase an aggregate of 4,870,000 shares of common stock issued to the placement agent in such private placement. The Placement Agent Warrants are in substantially the same form as the Investor Warrants were prior to the Warrant Amendment.

Expiration Date:	5:00 p.m., Pacific Time on August 5, 2013, as may be extended by the Company in its sole discretion.

Terms of New Warrants:

A New Warrant representing one-half of a warrant to purchase one share of common stock will be issued to participating holders of Existing Warrants under this Offer to Exercise for each warrant exercised by a holder under an Existing Warrant.

The New Warrants will have the same general terms as the Existing Warrants (after giving effect to the Warrant Amendment) other than the exercise price, which will be $1.00 per share and the expiration date, which will be five years from the date of issuance of the New Warrant. See Section 5 Terms of the New Warrants.

No Fractional Shares and no New Warrants to Purchase Fractional Shares to be Issued:

The Existing Warrants (and the New Warrants to be issued as part of this Offer to Exercise) provide that they may only be exercised for whole shares of common stock and no fractional shares will be issued upon exercise. In the event an Existing Warrant or New Warrant represents the right to acquire common stock including a fraction of a share, the holder will receive that number of shares of common stock rounded down to the nearest whole share of common stock.

In addition, in connection with this Offer to Exercise, the Company will not issue any New Warrants representing the right to purchase a fractional share. If a holder of Existing Warrants exercises their Existing Warrants for an odd number of common stock, the New Warrant to be issued by the Company for one-half of such number of common stock exercised will be rounded down to the nearest whole share.

Partial Participation Permitted:

Holders may elect to exercise some or all of their Existing Warrants. Existing Warrants that are not exercised pursuant to this Offer to Exercise will remain outstanding pursuant to their existing terms (as modified by the Warrant Amendment).

Transfers:

The terms of the Existing Warrants provide that a holder may transfer the Existing Warrants to a third party if the transfer has been registered under the Securities Act of 1933, as amended (the “Securities Act”), qualifies for an exemption from the registration requirements of the Securities Act under Rule 144 or if the Company has received an opinion of counsel, reasonably satisfactory to the Company, that such transfer may lawfully be made without registration under the Securities Act. Any holder of an Existing Warrant who desires to transfer an Existing Warrant should contact the Company prior to such transfer to ensure that the planned transfer satisfies the transfer restrictions set forth in the Existing Warrants.

The New Warrants have the same transfer restrictions as the Existing Warrants.

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Conditions:	The Offer to Exercise is subject to certain conditions, as described herein.

The Company will not accept any Election to Participate and Exercise Warrant from or on behalf of, any Existing Warrant holders if the Company determines that a valid securities exemption is not available under the Securities Act.

In addition, the Company will not be required to accept any tendered Existing Warrants, and we may terminate or amend this Offer to Exercise, or postpone our acceptance of any tendered Existing Warrants, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement of this Offer to Exercise and before the expiration of this Offer to Exercise, (i) any action, proceeding, order, judgment or injunction shall have been threatened in writing or instituted or be pending or (ii) any statute, rule or regulation shall have been promulgated, enacted, entered, amended, enforced or deemed to be applicable, in each case by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that seeks to prevent the making of this Offer to Exercise, the acceptance any tendered Existing Warrants or the issuance of New Warrants.

Participating holders who wish to become party to the New Registration Rights Agreement need to be return an executed Joinder to New Registration Rights Agreement.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an

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ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties except as finally determined in any applicable judicial proceeding.

Future Amendments to this Offer to Exercise:

If we materially change the terms of this Offer to Exercise we will extend the Expiration Date to the extent required under the rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How to Participate in this Offer to Exercise:

To participate in this Offer to Exercise and exercise an Existing Warrant and receive the number of shares of Company common stock issuable therefor and a New Warrant, you must deliver to the Company all of the Acceptance and Exercise Documents before the Expiration Date.

The cash exercise price may be tendered in the form of a check payable to GraphOn Corporation or by wire transfer to the Company’s account as set forth in the Election to Participate and Exercise Warrant. All of the Acceptance and Exercise Documents must be properly delivered, before the Expiration Date to: GraphOn Corporation, 1901 S. Bascom Avenue, Suite 660, Campbell, CA 95008, Attn: Corporate Secretary, telephone number (800) 472-7466.

Manner of Acceptance of Payment:

If you properly tender (and do not validly withdraw) your Existing Warrants and the other Acceptance and Exercise Documents on or prior to 5:00 p.m., Pacific Time on August 5, 2013, the Expiration Date of this Offer to Exercise (or such later date and time if we extend this Offer to Exercise), promptly following the Expiration Date, we intend to notify our depositary institution and our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents

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and issue and deliver to you the number of shares of Company common stock issuable under the Existing Warrant. See Section 8 Procedure for Participating in Offer to Exercise and Exercising Existing Warrants” below.

Withdrawal Rights:

If you change your mind and do not want to participate in this Offer to Exercise, you may submit the Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned prior to 5:00 p.m., Pacific Time on August 5, 2013, the Expiration Date of this Offer to Exercise (or such later date and time if we extend this Offer to Exercise), to: GraphOn Corporation, 1901 S. Bascom Avenue, Suite 660, Campbell, CA 95008, Attn: Corporate Secretary, telephone number (800) 472-7466. Following the Expiration Date, you cannot withdraw your Election to Participate and Exercise Warrant. However, if we have not accepted your tendered Existing Warrants and other Acceptance and Exercise Documents by September 2, 2013, which is the fortieth business day from the commencement of this Offer to Exercise, you may change your mind and submit a Notice of Withdrawal to us after August 5, 2013.

If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election to Participate and Exercise Warrant and your Joinder to New Registration Rights Agreement, (ii) return the original of your Existing Warrant (which, except as modified by the Warrant Amendment in the case of the Investor Warrants, will remain unmodified and in full force and effect), or issue you a new Existing Warrant if you submitted an Affidavit of Lost Warrant, and (iii) provide you with a check equal to the amount of cash you paid to exercise the Existing Warrant.

Purposes of this Offer to Exercise	This Offer to Exercise is being undertaken by the

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and Use of Proceeds:

Company pursuant to the terms of the Exercise Agreement. In the Exercise Agreement, we agreed to make this Offer to Exercise to each of the holders of Investor Warrants (with the right to make the same offer with respect to the Placement Agent Warrants) to provide the holders with the same opportunity to exercise their Existing Warrants and receive New Warrants as received by the holders who were party to the Exercise Agreement. To the extent Existing Warrants are exercised under this Offer to Exercise, the exercise proceeds received by the Company will be used as working capital and for other general corporate purposes. Please see Section 2 below for a description of the purposes of this Offer to Exercise.

Prior Warrant Amendment

On June 17, 2013 the Company entered into the Exercise Agreement with the holders of at least a majority of the Investor Warrants and consummated the Warrant Amendment which amended all of the Investor Warrants as a series. Pursuant to the Warrant Amendment, the Investor Warrants were amended to delete certain provisions relating to anti-dilution rights of the holders and other features that required the Company to record a derivative liability on its balance sheet each fiscal quarter based on the fair value of the Investor Warrants as of the end of such fiscal quarter. Following the Warrant Amendment being effective, the holders of Investor Warrants party to the Exercise Agreement exercised warrants for 9 million shares of common stock of the Company, out of the approximately 17 million shares of common stock represented by the Investor Warrants prior to such exercises.

The Placement Agent Warrants representing the right to acquire approximately 5.325 million shares of common stock were not amended as part of the Warrant Amendment and currently contain anti-dilution rights of the holders and other features resulting in the Company

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incurring a derivative liability while such warrants remain outstanding.

The exercise for cash resulted in gross proceeds to the Company of approximately $2.34 million. In consideration for the early exercise for cash of such warrants, the Company issued to the holders an aggregate of 4.5 million warrants to purchase common stock at an exercise price of $1.00 per warrant and with a term of five years from issuance in substantially the form of the New Warrants. The Company granted registration rights to the holders who exercised under the terms of the New Registration Rights Agreement. See Section 11 Registration of Warrant Shares.

The Company agreed pursuant to the Exercise Agreement to promptly launch a tender offer to provide to the other holders of Investor Warrants the same opportunity to exercise such warrants for their cash exercise price and receive a New Warrant representing one-half of a warrant to purchase one share of common stock for each share of common stock received on exercise of an Existing Warrant. The Company has elected pursuant to the Exercise Agreement to include the Placement Agent Warrants in this Offer to Exercise.

Registration of Common Stock Underlying the Existing Warrants and the New Warrants:

The Existing Warrants, the New Warrants and the shares of common stock issuable upon exercise of the Existing Warrants or the New Warrants are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement. There is no established trading market for the Existing Warrants or the New Warrants, and we do not intend to list the Existing Warrants or the New Warrants for trading on any exchange or market. Without an active trading market for the Existing Warrants or the New Warrants, their liquidity

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will be limited.

We have previously filed a Registration Statement on Form S-1 (File No. 333-177073) (the “Existing Registration Statement”) to register the resale of the shares of common stock underlying the Existing Warrants under the Securities Act. In addition, pursuant to the terms of the New Registration Rights Agreement, we have agreed to file promptly following the termination of this Offer to Exercise a registration statement under the Securities Act to register the resale of the shares of common stock underlying the New Warrants (the “New Registration Statement” and, collectively with the Existing Registration Statement, the “Registration Statements”).

The holders of shares of common stock issuable upon exercise of the Existing Warrants or the New Warrants who are listed as selling stockholders in the Registration Statements may sell their shares of common stock in accordance with the applicable “Plan of Distribution” section of the related Prospectus. Each holder of Existing Warrants should read the Prospectus in the Existing Registration Statement carefully before deciding whether to participate in this Offer to Exercise. If a holder wishes to sell their shares of common stock in a transaction not covered by the Plan of Distribution under a Registration Statement, the holder will be required to qualify such sale under an exemption from the registration requirements, which may require a holding period of at least six months.

Taxes:

We recommend that you consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of this Offer to Exercise. See Section 19 Material U.S. Federal Income Tax Consequences for a discussion of the material U.S. Federal Income Tax Consequences of participating in this

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Offer to Exercise.

Interests of Directors and Executive Officers:

One of our directors may be deemed to be the beneficial owner of Existing Warrants and may participate in this Offer to Exercise on the same terms and conditions as the other holders of the Existing Warrants. Please see Section 17 Interests of Directors and Officers in this Offer to Exercise.

Historical and Pro Forma Financial Information

The Company has included its financial statements for the fiscal years ended December 31, 2012 and 2011 and for the quarterly periods ended March 31, 2013 and 2012 in this Offer to Exercise. The Company has also included pro forma information reflecting the effect of this Offer to Exercise in this Offer to Exercise.

Additional Information:

The Company has filed with the SEC a Tender Offer Statement on Schedule TO of which this Offer to Exercise is a part. This Offer to Exercise does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Existing Warrants review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to participate in this Offer to Exercise.

The Board of Directors of the Company recognizes that the decision to participate in this Offer to Exercise is an individual one that should be based on a variety of factors. The holders of the Existing Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Offer to Exercise from the Company is limited to the Offering Materials.

The Company issued the Existing Warrants in a private placement transaction that occurred on September 1, 2011 in reliance on the exemption from registration provided by

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Rule 506 of Regulation D under the Securities Act. In connection with such transactions, the holders of the Existing Warrants represented that they were “accredited investors.” The Company has included with this Offer an Accredited Investor Questionnaire which must be completed by participating holders and an exhibit titled “Supplemental Company Information” that contains additional information that holders of Existing Warrants, if any, who are no longer “accredited investors” should consider before making an investment decision.

The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to this Offer to Exercise, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

Information Requests:

Please direct questions or requests for assistance regarding this Offer to Exercise, Election to Participate and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Company — GraphOn Corporation, 1901 S. Bascom Avenue, Suite 660, Campbell, CA 95008; Attn: Corporate Secretary, telephone (800) 472-7466.

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ABOUT THIS OFFER TO EXERCISE

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO EXERCISE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO EXERCISE AND, IF PROVIDED, SUCH INFORMATION MUST NOT BE RELIED UPON.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER TO EXERCISE, NEITHER THE COMPANY, ITS DIRECTORS, OFFICERS, ADVISORS OR AGENTS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ACCEPT THE OFFER TO EXERCISE. YOU SHOULD NOT CONSIDER THE BOARD’S APPROVAL TO BE A RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER TO EXERCISE WARRANTS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ACCEPT THE OFFER TO EXERCISE.

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RISK FACTORS

Investment in our common stock and warrants to purchase our common stock involves a substantial degree of risk and should be regarded as speculative.  As a result, the purchase of our common stock and warrants to purchase our common stock should be considered only by persons who can reasonably afford to lose their entire investment.  Before you elect to participate in this Offer to Exercise, you should carefully consider the risk and uncertainties described below in addition to the other information in this Offer to Exercise and other information incorporated herein by reference.  Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations.  In any case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks related to our Business

We have a history of operating losses and expect these losses to continue, at least for the near future.

We have experienced significant operating losses since we began operations.  We incurred  losses from continuing operations of $3,902,900 and $7,704,800  for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively. We expect to report an operating loss on a consolidated basis for the year ended December 31, 2013. In subsequent reporting periods, if revenues grow more slowly than anticipated, or if aggregate operating expenses exceed expectations, we will continue to be unprofitable.  Even if we become profitable, we may be unable to sustain such profitability.

hopTo is subject to the risks of new software products in development and any failure to successfully commercially launch hopTo could have a material negative impact on us.

During April 2013 we launched the first public release of hopTo through Apple’s App Store.  This release is targeted at Apple’s tablet devices, the iPad and the iPad Mini. Future releases will be targeted at other devices such as Apple’s iPhone, as well as competing devices such as those based on Google’s Android platform.  There is no assurance that we will be able to develop a commercially viable version of our hopTo product, or that we may be able to successfully penetrate into its perceived marketplace.  Any failure to develop a commercially viable version or to successfully penetrate into the market could have a material negative impact on our results of operations, financial position and cash flow.

hopTo is a new product in development.  As such it faces both development and market risks.  Our development timetable could be adversely impacted by technical challenges that take longer than expected to resolve or third party delays, such as qualification standards imposed by companies such as Apple Inc. in the administration of the Apple app store.  Even a successful and timely launch on app stores does not assure

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wide-scale adoption of a new product given the extremely competitive market for new productivity applications and the changing and difficult to ascertain demands of our target customers and users.  In addition, we must develop a successful pricing policy to economically benefit from our development investments.  Pricing policies are subject to considerable variation and require a high degree of judgment, and any significant failure to appropriately price our products could limit or even prevent our ability to effectively compete and profit from those products.

Weak economic conditions could adversely affect our business, results of operations, financial condition, and cash flows.

The current weak economic conditions, coupled with continued uncertainty as to its duration and severity, could negatively impact our current and prospective customers, resulting in delays or reductions in their technology purchases. As a result, we could experience fewer new orders, fewer renewals, longer sales cycles, the impact of the slower adoption of newer technologies, increased price competition, and downward pressure on our pricing during contract renewals, any of which could have a material and adverse impact on our business, results of operations, financial condition, and cash flows. These weak economic conditions also may negatively impact our ability to collect payment for outstanding debts owed to us by our customers or other parties with whom we do business. We cannot predict the timing or strength of any subsequent recovery that may occur.

Our revenue is typically generated from a limited number of significant customers.

A material portion of our revenue during any reporting period is typically generated from a limited number of significant customers, all of which are unrelated third parties.  We categorize our customers into three broad categories for revenue recognition purposes: stocking resellers, non-stocking resellers and direct end users. If any of our significant non-stocking resellers or direct end users reduce their order level or fail to order during a reporting period, our revenue could be materially adversely impacted because we recognize revenue on sales to these customers upon product delivery, assuming all other revenue recognition criteria have been met.

Our significant stocking resellers are typically independent software vendors (ISVs) who have bundled our products with theirs to sell as Web-enabled versions of their products. These customers maintain inventories of our products for resale, and we do not recognize revenue until our products are resold to end users, assuming all other revenue recognition criteria have been met. If these customers determine to maintain a lower level of inventory in the future and/or they are unable to sell their inventory to end users as quickly as they have in the past, our revenue and business could be materially adversely impacted.

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If we are unable to develop new products and enhancements to our existing products, our business, results of operations, financial condition, and cash flows could be materially adversely impacted.

The market for our products and services is characterized by:

•                  frequent new product and service introductions and enhancements;

•                  rapid technological change;

•                  evolving industry standards;

•                  fluctuations in customer demand; and

•                  changes in customer requirements.

Our future success depends on our ability to continually enhance our current products and develop and introduce new products that our customers choose to buy.  If we are unable to satisfy our customers’ demands and remain competitive with other products that could satisfy their needs by introducing new products and enhancements, our business, results of operations, financial condition, and cash flows could be materially adversely impacted.  Our future success could be hindered by, among other factors:

•                  the amount of cash we have available to fund investment in new products and enhancements;

•                  delays in our introduction of new products and/or enhancements of existing products;

•                  delays in market acceptance of new products and/or enhancements of existing products; and

•                  a competitor’s announcement of new products and/or product enhancements or technologies that could replace or shorten the life cycle of our existing products.

For example, sales of our GO-Global Windows Host software could be affected by the announcement from Microsoft of the intended release, and the subsequent actual release, of a new Windows-based operating system, or an upgrade to a previously released Windows-based operating system version. These new or upgraded systems may contain similar features to our products or they could contain architectural changes that would temporarily prevent our products from functioning properly within a Windows-based operating system environment.

Our operations consume cash and we may need to raise additional capital in the future to fund our continued operating needs.

Our cash on hand decreased by $384,900 during the three months ended March 31, 2013 and $3,276,900 during 2012 as we spent more on our operations than we brought in through sales, and we may spend more on our operations than we bring in through sales in the future. On June 17, 2013, we raised $2,340,000 as a result of the exercise of certain of the Existing Warrants pursuant to the Exercise Agreement.  In 2011, we raised

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$6,125,500 in a private placement of our common stock, net of issuance costs. We may need to raise additional capital in the future if our operating expense continues to exceed our sales. If we were unable to raise additional capital to fund our planned operations, we would need to reduce our operations and our financial results and cash flows would be adversely affected. Additionally, if we are able to raise additional capital through a private placement of our common stock, the value of your investment could be diluted.

Sales of products within our GO-Global product families are our only current source of revenue.

We anticipate that sales of products within our GO-Global product families, and related enhancements, will continue to be our only source of revenue for the foreseeable future.  The success, if any, of our new GO-Global products may depend on a number of factors, including market acceptance of the new GO-Global products and our ability to manage the risks associated with product introduction.  Declines in demand for our GO-Global products could occur as a result of, among other factors:

•                  lack of success with our strategic partners;

•                  new competitive product releases and updates to existing competitive products;

•                  decreasing or stagnant information technology spending levels;

•                  price competition;

•                  technological changes; or

•                  general economic conditions in the markets in which we operate.

If our customers do not continue to purchase GO-Global products as a result of these or other factors, our revenue would decrease and our results of operations, financial condition, and cash flows would be adversely affected.

Our operating results in one or more future periods are likely to fluctuate significantly and may fail to meet or exceed the expectations of investors.

Our operating results are likely to fluctuate significantly in the future on a quarterly and annual basis due to a number of factors, many of which are outside our control.  Factors that could cause our operating results and therefore our revenues to fluctuate include the following, among other factors:

•                  our ability to maximize the revenue opportunities of our patents;

•                  variations in the size of orders by our customers;

•                  increased competition; and

•                  the proportion of overall revenues derived from different sales channels such as distributors, original equipment manufacturers (OEMs) and others.

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In addition, our royalty and license revenues are impacted by fluctuations in OEM licensing activity from quarter to quarter, which may involve one-time orders from non-recurring customers, or customers who order infrequently.  Our expense levels are based, in part, on expected future orders and sales; therefore, if orders and sales levels are below expectations, our operating results are likely to be materially adversely affected.  Additionally, because significant portions of our expenses are fixed, a reduction in sales levels may disproportionately affect our net income.  Also, we may reduce prices and/or increase spending in response to competition or to pursue new market opportunities.  Because of these factors, our operating results in one or more future periods may fail to meet or exceed the expectations of investors.  In that event, the trading price of our common stock would likely be adversely affected.

We will encounter challenges in recruiting, hiring and retaining new personnel and/or replacements for any members of key management or other personnel who depart.

Our success and business strategy is dependent in large part on our ability to attract and retain key management and other personnel in certain areas of our business.  If any of these employees were to leave, we would need to attract and retain replacements for them.  Without a successful replacement, the loss of the services of one or more key members of our management group and other key personnel could have a material adverse effect on our business. We do not have long-term employment agreements with any of our key personnel and any officer or other employee can terminate their relationship with us at any time. We may also need to add key personnel in the future, in order to successfully implement our business strategies. The market for such qualified personnel is highly competitive and it includes other potential employers whose financial resources for such qualified personnel are more substantial than ours. Consequently, we could find it difficult to attract, assimilate or retain such qualified personnel in sufficient numbers to successfully implement our business strategies.

Our failure to adequately protect our proprietary rights may adversely affect us.

Our commercial success is dependent, in large part, upon our ability to protect our proprietary rights.  We rely on a combination of patent, copyright and trademark laws, and on trade secrets and confidentiality provisions and other contractual provisions to protect our proprietary rights.  These measures afford only limited protection.  We cannot assure you that measures we have taken or may take in the future will be adequate to protect us from misappropriation or infringement of our intellectual property.  Despite our efforts to protect proprietary rights, it may be possible for unauthorized third parties to copy aspects of our products or obtain and use information that we regard as proprietary.  In addition, the laws of some foreign countries do not protect our intellectual property or other proprietary rights as fully as do the laws of the United States.  Furthermore, we cannot assure you that the existence of any proprietary rights will prevent the development of competitive products.  The infringement upon, or loss of, any proprietary rights, or the development of competitive products despite such proprietary rights, could have a material adverse effect on our business.

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Our business significantly benefits from strategic relationships and there can be no assurance that such relationships will continue in the future.

Our business and strategy relies to a significant extent on our strategic relationships with other companies.  There is no assurance that we will be able to maintain or further develop any of these relationships or to replace them in the event any of these relationships are terminated.  In addition, any failure to renew or extend any license between any third party and us may adversely affect our business.

We rely on indirect distribution channels for our products and may not be able to retain existing reseller relationships or to develop new reseller relationships.

Our products are primarily sold through several distribution channels.  An integral part of our strategy is to strengthen our relationships with resellers such as OEMs, systems integrators, value added resellers (VARs), distributors and other vendors to encourage these parties to recommend or distribute our products and to add resellers both domestically and internationally.  We currently invest, and intend to continue to invest, significant resources to expand our sales and marketing capabilities.  We cannot assure you that we will be able to attract and/or retain resellers to market our products effectively.  Our inability to attract resellers and the loss of any current reseller relationships could have a material adverse effect on our business, results of operations, financial condition, and cash flows.  Additionally, we cannot assure you that resellers will devote enough resources to provide effective sales and marketing support to our products.

The market in which we participate is highly competitive and has more established competitors.

The market we participate in with GO-Global, and the one we intend to enter with hopTo, are intensely competitive, rapidly evolving and subject to continuous technological changes.  We expect competition to increase in each of these markets as other companies introduce additional competitive products.  In order to compete effectively, we must continually develop and market new and enhanced products and market those products at competitive prices.  As markets for our products continue to develop, additional companies, including companies in the computer hardware, software and networking industries with significant market presence, may enter the markets in which we compete and further intensify competition.  A number of our current and potential competitors have longer operating histories, greater name recognition and significantly greater financial, sales, technical, marketing and other resources than we do.  We cannot give any assurance that our competitors will not develop and market competitive products that will offer superior price or

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performance features, or that new competitors will not enter our markets and offer such products.  We believe that we will need to invest significant financial resources in research and development to remain competitive in the future in each of the markets in which we compete.  Such financial resources may not be available to us at the time or times that we need them, or upon terms acceptable to us, or at all.  We cannot assure you that we will be able to establish and maintain a significant market position in the face of our competition and our failure to do so would adversely affect our business.

Risks Related to Our Common Stock

Our stock is thinly traded and its price has been historically volatile.

Our stock is thinly traded. As such, holders of our stock are subject to a high risk of illiquidity, e.g., you may not be able to sell as many shares at the price you would like, or you may not be able to purchase as many shares at the price you would like, due to the low average daily trading volume of our stock. Additionally, the market price of our stock has historically been volatile; it has fluctuated significantly to date.  The trading price of our stock is likely to continue to be highly volatile and subject to wide fluctuations.  Your investment in our stock could lose some or all of its value.

Future sales of our common stock could adversely affect its price and our future capital-raising activities, and could involve the issuance of additional equity securities, which would dilute current shareholder investments in our common stock and could result in lowering the trading price of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable.  Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital.  We may issue additional common stock in future financing transactions or as incentive compensation for our management team and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances. Furthermore, we may enter into financing transactions and issue securities with rights and preferences senior to the rights and preferences of our common stock, and we may issue securities at prices that represent a substantial discount to the market price of our common stock.  A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the trading price of our common stock.

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We have a significant number of outstanding warrants and options, and future sales of these shares could adversely affect the market price of our common stock.

As of March 31, 2013 and December 31, 2012, we had outstanding warrants for an aggregate of 22,612,500 and 23,075,000 shares of common stock, respectively, at weighted average exercise prices of $0.25 and $0.25 per share, respectively.  On or about June 17, 2013, warrants representing an aggregate of 9,000,000 shares of our common stock were exercised pursuant to the Exercise Agreement and we issued warrants in the form of the New Warrants representing an aggregate of 4,500,000 shares of our common stock at an exercise price of $1.00 per share.  As of March 31, 2013 and December 31, 2012, we had outstanding options exercisable for an aggregate of 13,742,500 and 14,174,000 shares of common stock, respectively, at weighted average exercise prices of $0.20 and $0.20 per share, respectively.  The holders may sell these shares exercisable under warrants or options in the public markets from time to time. In addition, as our stock price rises, more outstanding warrants and options will be “in-the-money” and the holders may exercise their warrants and options and sell a large number of shares. This could cause the market price of our common stock to decline.

Our common stock is quoted on the FINRA OTC Bulletin Board, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is currently quoted under the symbol “GOJO” on the FINRA OTC Bulletin Board market (“OTC Bulletin Board”) operated by FINRA (Financial Industry Regulatory Authority).  The OTC Bulletin Board is not a “national securities exchange,” nor does it have any listing standards to which we are bound, and in general is a significantly more limited market than the markets operated by the New York Stock Exchange and NASDAQ.  The quotation of our shares on the OTC Bulletin Board could result in a less liquid market being available for existing and potential stockholders to trade shares of our common stock, which could depress the trading price of our common stock and have long-term adverse impact on our ability to raise capital in the future. Because of the limited trading market for our common stock, and because of the significant price volatility, investors may not be able to sell their shares of common stock when they want to do so.

We have never paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid dividends on our common stock, nor do we anticipate paying any cash dividends for the foreseeable future.  We currently intend to retain future earnings, if any, to finance the operations and expansion of our business.  Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon the earnings, financial condition, operating results, capital requirements and other factors as deemed necessary by the board of directors.

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FINRA’s sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA’s requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Provisions in our amended and restated certificate of incorporation and second amended and restated bylaws and applicable Delaware law may prevent or discourage third parties or our stockholders from attempting to replace our management or influencing significant decisions.

Provisions in our amended and restated certificate of incorporation and second amended and restated bylaws may have the effect of delaying or preventing a change in control of our company or our management, even if doing so would be beneficial to our stockholders.  These provisions include authorizing our board of directors to issue preferred stock without stockholder approval and limiting the persons who may call special meetings of stockholders and providing that stockholders cannot take action by written consent in lieu of a meeting.  As a Delaware corporation, we are also subject to section 203 of the Delaware General Corporation Law (“DGCL”), which among other things, and subject to various exceptions, restricts against certain business transactions between a corporation and a stockholder owning 15% or more of the corporation’s outstanding voting stock (“an interested stockholder”) for a period of three years from the date the stockholder becomes an interested stockholder unless our board of directors approved the holder’s acquisition of our stock in advance.   Together, these charter and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock.

A large number of shares may be sold in the market as part of or following this offering, which may depress the market price of our common stock.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares.

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As of July 2, 2013, we had 97,858,751 shares of our common stock outstanding.  Upon completion of this Offer to Exercise and assuming the exercise of all Existing Warrants to purchase 13,157,500 shares of our common stock held by the holders of the Existing Warrants, we will have approximately 111,016,251 shares of our common stock outstanding.

Risks related to this Offer to Exercise.

Our Board of Directors makes no recommendation with regard to whether you should accept this Offer to Exercise.

Although our Board of Directors has approved this Offer to Exercise, it makes no recommendation as to whether holders of Existing Warrants should accept this Offer to Exercise.  We cannot assure you that the value of the shares issued upon exercise of the Existing Warrants or under the New Warrants to be issued to participating holders will in the future equal or exceed the exercise price per share of the Existing Warrants or the New Warrants.  We do not take a position as to whether you ought to participate in this Offer to Exercise.  The exercise price of the New Warrants will be $1.00 per share.  On July 2, 2013, the closing sales price of our common stock was $0.36 per share.

If you choose to participate in this Offer to Exercise, you will be required to exercise your Existing Warrants, and will be subject to all the risks associated with being a stockholder of the Company and give up the time value attributable to your Existing Warrant.

If you choose to participate in this Offer to Exercise, you will be required to exercise your Existing Warrants prior to the Expiration Date.  As a result, you will be subject to all the risks and uncertainties set forth in these risk factors as a holder of the Company’s common stock.  In addition, you will be giving up the time value attributable to your Existing Warrant by exercising the Existing Warrant, as amended, prior to the original 5-year expiration date.

The shares of Common Stock issuable upon exercise of the Existing Warrants and the New Warrants are “restricted securities”.

The shares of Common Stock issuable upon exercise of the Existing Warrants and New Warrants are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement.  The Company has previously filed a Registration Statement on Form S-1 to register the resale of the shares of common stock underlying the Existing Warrants under the Securities Act and we have agreed to file promptly following the termination of

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this Offer to Exercise a registration statement under the Securities Act to register the resale of the shares of common stock underlying the New  Warrants.  As restricted securities, if a holder wishes to sell their shares of common stock in a transaction not covered by the Plan of Distribution under an applicable registration statement, the holder will be required to qualify such sale under an exemption from the registration requirements, which may require a holding period of at least six months.

Income tax consequences of participation in this Offer to Exercise.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the Warrant Amendment and the subsequent exercise of the Existing Warrants as so amended.  You should consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of this Offer to Exercise.  See Section 19 Material U.S. Federal Income Tax Consequences.

We will have substantial discretion over the use of proceeds we receive from the exercise of the Existing Warrants and the New Warrants.

Our management will retain broad discretion over the use of proceeds from this Offer to Exercise.  See Section 2 Purposes of this Offer to Exercise and Use of Proceeds for a description of our present intentions with respect to the allocation of the proceeds resulting from exercise of the Existing Warrants and the New Warrants.  The amounts and timing of the expenditures may vary significantly depending on numerous factors.  The occurrence of certain unforeseen events or changed business conditions, however, could result in the application of the proceeds resulting from the exercise of the Existing Warrants or New Warrants in a manner other than as described in this Offer to Exercise.

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DESCRIPTION OF THE OFFER TO EXERCISE

GraphOn Corporation (the “Company”) is offering, upon the terms and subject to the conditions set forth herein (the “Offer to Exercise”), one half of a new warrant to purchase one share of the Company’s common stock (“common stock”) at an exercise price of $1.00 per share (the “New Warrants”), for each warrant exercised by a holder in connection with this Offer to Exercise issued to investors in the Company’s private placement on September 1, 2011 (as amended by the Warrant Amendment described below, the “Investor Warrants”) and each warrant issued to the placement agent as compensation for their services in connection with such private placement (the “Placement Agent Warrants” and, collectively with the Investor Warrants, the “Existing Warrants”).  As of July 2, 2013, Existing Warrants representing the right to purchase an aggregate of 13,157,500 shares of common stock are eligible to participate in this Offer to Exercise.  The Existing Warrants are exercisable by holders at a current exercise price of $0.26 per share other than certain of the Placement Agent Warrants which have a current exercise price of $0.20 per share.  This Offer to Exercise will expire at 5:00 p.m. (Pacific Time) on August 5, 2013, subject to extension by the Company in its sole discretion (“Expiration Date”).

The New Warrants will have the same general terms to the Investor Warrants (after giving effect to the Warrant Amendment) other than the exercise price, which will be $1.00 per share and the expiration date under the New Warrants will be five years from the date of issuance.  See Section 5 Terms of the New Warrants.

Pursuant to an Exercise Agreement, dated as of June 17, 2013 (“Exercise Agreement”), the Company and the holders of at least a majority of the Investor Warrants, amended all of the Investor Warrants as a series (the “Warrant Amendment”).  Pursuant to the Warrant Amendment, the Investor Warrants were amended to delete certain provisions relating to anti-dilution rights of the holders and other features that required the Company to record a derivative liability on its balance sheet each fiscal quarter based on the fair value of the Investor Warrants as of the end of such fiscal quarter.  The Placement Agent Warrants, which are in substantially the same form as the Investor Warrants prior to the Warrant Amendment, were not amended as part of the Warrant Amendment and contain anti-dilution rights of the holders and other features resulting in the Company incurring a derivative liability while such warrants remain outstanding.    For the complete terms of the Exercise Agreement and the Warrant Amendment, see the Schedule TO and the documents incorporated therein by reference.

Holders may elect to exercise some or all of their Existing Warrants.  Existing Warrants of holders who elect not to participate and exercise will remain outstanding to the extent not exercised pursuant to their existing terms (as modified by the Warrant Amendment in the case of the Investor Warrants).

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SECTION 1.  FORWARD LOOKING STATEMENTS

This Offer to Exercise contains forward-looking statements.  These statements relate to anticipated future events, future results of operations or future financial performance.  In some cases, you can identify forward-looking statements by terminology such as may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “seeks,” “predicts,” “potential,” or “continue” or the negative of these terms and other similar expressions and terminology.  These forward-looking statements are only expectations, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause the Company’s (or its industry’s) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements.  The factors that could cause the Company’s actual results to differ materially from current expectations include, but are not limited to, the following:  market acceptance of our products including hopTo and GO-Global; our ability to timely and successfully develop and market new versions of our products; our revenue being significantly dependent on our GO-Global product family; our limited number of significant customers; our reliance on indirect distribution channels and the maintenance and growth of our reseller relationships; our ability to develop new products and market acceptance and our ability to manage the risks associated with such new product introduction; the impact of competitive products, technologies and pricing from both large software companies and from productivity app developers; our proprietary rights, while important to our business, are difficult and costly to protect; our limited financial, technical, marketing and personnel resources and the impact of this on our ability to compete against others with greater resources; and local, regional, and national and international economic conditions and events, and the impact they may have on us and our customers.

The “Risk Factors” section of this Offer to Exercise sets forth detailed risks, uncertainties and cautionary statements regarding the Company’s business, the Company’s common stock and the risks of participating in this Offer to Exercise.  You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made.  These cautionary statements should be considered with any written or oral forward-looking statements that the Company may issue in the future.  Except as required by applicable law, the Company does not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

SECTION 2.  PURPOSES OF THE OFFER TO EXERCISE AND USE OF PROCEEDS

This Offer to Exercise is being undertaken by the Company pursuant to the terms of the Exercise Agreement.  In the Exercise Agreement, we agreed to make this Offer to Exercise to each of the holders of Existing Warrants (with the right to make the same offer with respect to the Placement Agent Warrants).  On or about June 17, 2013 and following the Warrant Amendment, the holders of Investor Warrants party to the Exercise Agreement collectively exercised warrants representing 9,000,000 shares of the Company’s common stock at the exercise price under the Investor Warrants of $0.26 per share, and each received a New Warrant equal to

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one-half of a warrant to purchase one share of common stock for each warrant exercised (an aggregate of 4,500,000 in New Warrants).  The Company agreed under the terms of the Exercise Agreement to make this Offer to Exercise to each of the other holders of Existing Warrants to provide the holders with the same opportunity to exercise their Existing Warrants and receive New Warrants as received by the holders party to the Exercise Agreement.

In connection with the Warrant Amendment, all of the Investor Warrants were amended to remove certain anti-dilution provisions and other features that previously caused the Company to record a significant warrant liability on the Company’s balance sheet and therefore made it more difficult for the Company to list its shares of common stock on a national securities exchange.  The previous warrant liability recorded by the Company with respect to the Existing Warrants was approximately $10.5 million as of March 31, 2013.  Under the terms of the Investor Warrants, which may be amended as a series, the Warrant Amendment applies to all of the Investor Warrants, irrespective of whether the holder of an Investor Warrant elects to exercise their Investor Warrants or not.  The Placement Agent Warrants, which are in substantially the same form as the Investor Warrants prior to the Warrant Amendment, were not amended as part of the Warrant Amendment and contain anti-dilution rights of the holders and other features resulting in the Company incurring a derivative liability while such warrants remain outstanding.  The Company will continue to incur a derivative liability with respect to the Placement Agent Warrants to the extent such warrants are not exercised under this Offer to Exercise or otherwise.  Existing Warrants of holders who elect not to participate and exercise will remain outstanding pursuant to their existing terms (as modified by the Warrant Amendment in the case of the Investor Warrants).

For the complete terms of the Exercise Agreement and the amendments to the Investor Warrants, see the Schedule TO and the documents incorporated therein by reference including the Exercise Agreement and the Allonge to the Investor Warrants.

To the extent Existing Warrants are exercised under this Offer to Exercise, the exercise proceeds received by the Company will be used as working capital and for other general corporate purposes.

SECTION 3.  ELIGIBILE EXISTING WARRANTS

Existing Warrants representing an aggregate of 13,157,500 shares of common stock that were issued to the holders in the Company’s private placement on September 1, 2011 or to the placement agent in such private placement are subject to this Offer to Exercise.

The Existing Warrants (and the New Warrants to be issued as part of this Offer to Exercise) provide that they may only be exercised for whole shares of common stock and no fractional shares will be issued upon exercise.  In the event an Existing Warrant or New Warrant represents the right to acquire common stock including a fraction of a share, the holder will receive that number of shares of common stock rounded down to the nearest whole share of common stock.

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In addition, in connection with this Offer to Exercise, the Company will not issue any New Warrants representing the right to purchase a fractional share.  If a holder of Existing Warrants exercises their Existing Warrants for an odd number of common stock, the New Warrant to be issued by the Company for one-half of such number of common stock exercised will be rounded down to the nearest whole share.

SECTION 4.  EXPIRATION DATE

The Offer to Exercise will be open through 5:00 p.m., Pacific Time on August 5, 2013, as may be extended by the Company in its sole discretion.

SECTION 5.  TERMS OF THE NEW WARRANTS

Pursuant to this Offer to Exercise, the New Warrants to be issued to holders of Existing Warrants who elect participate in this Offer to Exercise will have the same general terms to the Investor Warrants (after giving effect to the Warrant Amendment) other than as set forth below.

Exercise Price:  The exercise price of the New Warrants will be $1.00 per share (subject to adjustment as set forth in the New Warrant).

Expiration Date:  The expiration date of the New Warrants will be five years from their date of issuance.

Consistent with the terms of the Investor Warrants (as amended by the Warrant Amendment), the New Warrants must generally be exercised for cash.  The New Warrants may be exercised for common stock on a cashless basis if exercised more than six months from their issuance date and if at such time the Company is required to have in effect a registration statement for the re-sale of the common stock issuable under the New Warrants but the holders of the New Warrants are not able to utilize such registration statement.  A New Warrant may not be exercised by the holder to the extent that the holder, together with its affiliates, would beneficially own, after such exercise more than 9.99% of the common stock.  In addition, the New Warrants contain the same protections as the Existing Warrants in connection with “Fundamental Transactions” and other similar events.

Holders of Existing Warrants participating in this Offer to Exercise may also choose to become party to a registration rights agreement covering the common stock issuable upon exercise of the New Warrants (the “New Registration Rights Agreement”) by signing and returning to the Company the Joinder to New Registration Rights Agreement.  The New Registration Rights Agreement is consistent with the registration rights agreement the Company entered into relating to the Existing Warrants.

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For the complete terms of the New Warrants and the New Registration Rights Agreement, see the Schedule TO and the documents incorporated therein by reference.

SECTION 6.  CONDITIONS TO THE OFFER TO EXERCISE

The Offer to Exercise is subject to certain conditions, as described herein:

The Company will not accept any Election to Participate and Exercise Warrant from or on behalf of, any Existing Warrant holders if the Company determines that a valid securities exemption is not available under the Securities Act.

In addition, the Company will not be required to accept any tendered Existing Warrants, and we may terminate or amend this Offer to Exercise, or postpone our acceptance of any tendered Existing Warrants, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement of this Offer to Exercise and before the expiration of this Offer to Exercise, (i) any action, proceeding, order, judgment or injunction shall have been threatened in writing or instituted or be pending or (ii) any statute, rule or regulation shall have been promulgated, enacted, entered, amended, enforced or deemed to be applicable, in each case by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that seeks to prevent the making of this Offer to Exercise, the acceptance any tendered Existing Warrants or the issuance of New Warrants.

Existing Warrants of holders who elect not to participate and exercise will remain outstanding pursuant to their existing terms (as modified by the Warrant Amendment in the case of the Investor Warrants).

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties except as finally determined in any applicable judicial proceeding.

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SECTION 7.  EXTENSION OF OFFER TO EXERCISE PERIOD; TERMINATION; AMENDMENTS

The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the Expiration Date to the extent permitted under the Exercise Agreement. There can be no assurance, however, that the Company will exercise its right to extend this Offer to Exercise.  Amendments to this Offer to Exercise will be made by written notice thereof to the holders of the Existing Warrants.  Material changes to information previously provided to holders of the Existing Warrants in this Offer to Exercise or in documents furnished subsequent thereto will be disseminated to holders of Existing Warrants.  Also, should the Company, pursuant to the terms and conditions of this Offer to Exercise, materially amend this Offer to Exercise, the Company will ensure that this Offer to Exercise remains open long enough to comply with U.S. federal securities laws.

If the Company materially changes the terms of this Offer to Exercise or the information concerning this Offer to Exercise, or it waives a material condition of this Offer to Exercise, the Company will extend this Offer to Exercise to the extent required under applicable law.  The minimum period during which an offer must remain open following any material change in the terms of this Offer to Exercise or information concerning this Offer to Exercise (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought, all of which require up to ten (10) additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

SECTION 8.  PROCEDURE FOR PARTICIPATING IN OFFER TO EXERCISE AND EXERCISING EXISTING WARRANTS

To participate in this Offer to Exercise and exercise your Existing Warrant and receive the number of shares of Company common stock issuable therefore and a New Warrant equal to one-half of the number of shares of Company common stock you are exercising under your Existing Warrant, you must deliver to the Company before the Expiration Date all of the following:  (i) a signed copy of the Election to Participate and Exercise Warrant, (ii) a signed copy of an Accredited Investor Questionnaire, (iii) a signed copy of the Joinder to New Registration Rights Agreement, (iv) the original of your Existing Warrant (or an Affidavit of Lost Warrant) for cancellation, and (v) cash in the amount equal to the applicable exercise price of $0.26 or $0.20 per share multiplied by the number of shares of common stock the holder elects to purchase (collectively, the “Acceptance and Exercise Documents”).  The cash exercise price may be tendered in the form of a check payable to GraphOn Corporation or by wire transfer to the Company’s account as set forth in the Election to Participate and Exercise Warrant.  Each of these items must be properly delivered, before the Expiration Date to:  GraphOn Corporation, 1901 S. Bascom Avenue, Suite 660, Campbell, CA 95008, Attn:  Corporate Secretary, telephone number (800) 472-7466.

SECTION 9.  MANNER OF ACCEPTANCE OF PAYMENT AND ISSUANCE OF SHARES

If you properly tender (and do not validly withdraw) your Existing Warrants and the other Acceptance and Exercise Documents on or prior to 5:00 p.m., Pacific Time on  August 5, 2013, the Expiration Date of this Offer to Exercise (or such later date and time if we extend this Offer to Exercise), promptly following the Expiration Date, we intend to notify our depositary institution and our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of Company common stock issuable under the Existing Warrant you exercise and the appropriate number of New Warrants.  See Section 8 Procedure for Participating in Offer to Exercise and Exercising Existing Warrants.

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SECTION 10.  WITHDRAWAL RIGHTS

If you change your mind and do not want to participate in this Offer to Exercise, you may submit the Notice of Withdrawal to us.  However, to be effective, the Notice of Withdrawal must be properly completed and must be returned, before the 5:00 p.m., Pacific Time on  August 5, 2013, the Expiration Date of this Offer to Exercise (or such later date and time if we extend this Offer to Exercise), to:  GraphOn Corporation, 1901 S. Bascom Avenue, Suite 660, Campbell, CA 95008, Attn:  Corporate Secretary, telephone number (800) 472-7466.  Following the Expiration Date, you cannot withdraw your Election to Participate and Exercise Warrant.  However, if we have not accepted your tendered Existing Warrants and other Acceptance and Exercise Documents by September 2, 2013, which is the fortieth business day from the commencement of this Offer to Exercise, you may change your mind and submit a Notice of Withdrawal to us after August 5, 2013.

If you properly withdraw in a timely manner as set forth above, we will promptly:  (i) cancel your signed copy of the Election to Participate and Exercise Warrant and your Joinder to New Registration Rights Agreement, (ii) return the original of your Existing Warrant (which, except as modified by the Warrant Amendment in the case of the Investor Warrants, will remain unmodified and in full force and effect), or issue you a new Existing Warrant if you submitted an Affidavit of Lost Warrant, and (iii) provide you with a check equal to the amount of cash you paid upon exercise of the Existing Warrant.

SECTION 11.  REGISTRATION OF WARRANT SHARES

The Existing Warrants, the New Warrants and the shares of common stock issuable upon exercise of the Existing Warrants or the New Warrants are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement.  There is no established trading market for the Existing Warrants or the New Warrants, and we do not intend to list the Existing Warrants or the New Warrants for trading on any exchange or market.

We have previously filed a Registration Statement on Form S-1 (File No. 333-177073) (the “Existing Registration Statement”) to register the resale of the shares of common stock underlying the Existing Warrants under the Securities Act.  In addition, pursuant to the terms of the New Registration Rights Agreement, we have agreed to file promptly following the termination of this Offer to Exercise a registration statement under the Securities Act to register the resale of the shares of common stock underlying the New  Warrants (the “New Registration Statement” and, collectively with the Existing Registration Statement, the “Registration Statements”).

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The holders of shares of common stock issuable upon exercise of the Existing Warrants or the New Warrants who are listed as selling stockholders in the Registration Statements may sell their shares of common stock in accordance with the applicable “Plan of Distribution” section of the related Prospectus.  Each holder of Existing Warrants should read the Prospectus in the Existing Registration Statement carefully before deciding whether to participate in this Offer to Exercise.  If a holder wishes to sell their shares of common stock in a transaction not covered by the Plan of Distribution under a Registration Statement, the holder will be required to qualify such sale under an exemption from the registration requirements, which may require a holding period of at least six months.

SECTION 12.  TRADING MARKET AND PRICE RANGE OF EXISTING WARRANTS, NEW WARRANTS AND COMMON STOCK

There is no established trading market for the Existing Warrants or the New Warrants.  Our common stock is quoted on the OTC Bulletin Board under the symbol “GOJO.”  On July 2, 2013, the closing sales price of our common stock was $0.36 per share.  The following table sets forth, for the periods indicated, the high and low closing sales price of our common stock.

	High	Low
2013:
First Quarter	$0.63	$0.26
Second Quarter	0.74	0.25
2012:
First Quarter	$0.22	$0.17
Second Quarter	0.18	0.13
Third Quarter	0.30	0.14
Fourth Quarter	0.40	0.22
2011:
First Quarter	$0.16	$0.05
Second Quarter	0.22	0.13
Third Quarter	0.28	0.11
Fourth Quarter	0.24	0.17

The above quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

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On May 30, 2013, the Company’s stockholders approved a proposal which would allow the Company to undertake a reverse stock split of its common stock in the future at a ratio to be determined by the Company’s board of directors within a specified approved range, which would include a related reduction in the authorized number of shares of common stock depending on the split ratio used.  The board of directors has authority to effect this reverse stock split within one year without further stockholder approval but may elect not to effect the reverse stock split.

SECTION 13.  SOURCE AND AMOUNT OF FUNDS

Because this transaction is solely an offer to holders to exercise their outstanding Existing Warrants, there are no funds or other consideration being paid to participants other than the issuance of the New Warrants.  See Section 5 Terms of the New Warrants for a description of the terms of the New Warrants.

The Company will use its existing working capital to pay the fees and expenses associated with this Offer to Exercise.

SECTION 14.  TRANSACTIONS AND AGREEMENTS CONCERNING EXISTING WARRANTS

On June 17, 2013 the Company entered into the Exercise Agreement with the holders of at least a majority of the Investor Warrants and consummated the Warrant Amendment which amended all of the Investor  Warrants as a series.  Pursuant to the Warrant Amendment, the Investor Warrants were amended to delete certain provisions relating to anti-dilution rights of the holders and other features that required the Company to record a derivative liability on its balance sheet each fiscal quarter based on the fair value of the Investor Warrants as of the end of such fiscal quarter.   Following the Warrant Amendment being effective, the holders of Investor Warrants party to the Exercise Agreement exercised warrants for 9 million shares of common stock of the Company, out of the approximately 17 million shares of common stock represented by the Investor Warrants prior to such exercises.  In addition, warrants representing the right to acquire approximately 5 million shares of common stock issued to the placement agent in connection with the original issuance of the Existing Warrants were not part of the Exercise Agreement or the Warrant Amendment.   The Placement Agent Warrants representing the right to acquire approximately 5.325 million shares of common stock were not amended as part of the Warrant Amendment and currently contain anti-dilution rights of the holders and other features resulting in the Company incurring a derivative liability while such warrants remain outstanding.

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The Investor Warrants exercised had a remaining term at the time of exercise of approximately 38 months, and had an exercise price of $.26 per warrant, which was the original exercise price. The exercise for cash resulted in gross proceeds to the Company of approximately $2.34 million. In consideration for the early exercise for cash of such warrants, the Company issued to the holders an aggregate of 4.5 million warrants to purchase common stock at an exercise price of $1.00 per warrant and with a term of five years from issuance in substantially the form of the New Warrants. The Company granted registration rights to the holders who exercised under the terms of the New Registration Rights Agreement.  See Section 11 Registration of Warrant Shares.

The securities were issued in reliance on the exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended and/or Regulation D thereunder as a private offering, without general solicitation, made only to and with accredited investors.

The Company agreed pursuant to the Exercise Agreement to promptly launch a tender offer to provide to the other holders of Investor Warrants the same opportunity to exercise such warrants for their cash exercise price and receive a New Warrant  representing one-half of a warrant to purchase one share of common stock for each share of common stock received on exercise of an Existing Warrant.  The Company has elected pursuant to the Exercise Agreement to include the Placement Agent Warrants in this Offer to Exercise.

None of our directors or executive officers have otherwise participated in any transaction involving the Existing Warrants during the past 60 days.  Tamalpais Master Fund Ltd holds Existing Warrants and may participate in this Offer to Exercise.  Steven Ledger, the Company’s Chairman of the Board, has voting and dispositive power over such warrants.  See Section 17 Interests of Directors and Executive Officers in the Offer to Exercise.

SECTION 15.  INFORMATION REGARDING THE COMPANY

The following summary highlights selected information regarding the Company.  Because it is a summary, it does not contain all of the information you should consider before making a decision to participate in this Offer to Exercise or exercise your Existing Warrant.  Before making an investment decision, you should read the entire Offer to Exercise carefully, including the “Risk Factors” section above.

Overview

We are developers of software productivity products for mobile devices such as tablets and smartphones and application publishing software solutions. Our newest product, which is called hopTo, will be marketed to both consumers and businesses. hopTo will provide mobile end-users with a productivity workspace for their mobile devices that will allow users to manage, share, view, and edit their documents, regardless of where they are stored. We released the first public beta version of hopTo on April 15, 2013. This release is targeted at Apple’s tablet devices, the iPad and the iPad Mini. Future releases will be targeted at other devices such as Apple’s iPhone, as well as competing devices such as those based on Google’s Android platform.

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In addition to hopTo, we also sell a family of products under the brand name GO-Global, which is a software application publishing business, and is our sole revenue source at this time. GO-Global, is an application access solution for use and/or resale by independent software vendors (ISVs), corporate enterprises, governmental and educational institutions, and others, who wish to take advantage of cross-platform remote access and Web-enabled access to their existing software applications, as well as those who are deploying secure, private cloud environments.

Over the years, we have also made significant investments in intellectual property (IP). We have filed many patents designed to protect the new technologies embedded in hopTo, and we plan to continue to aggressively invest in the creation and protection of new IP as we continue to develop hopTo and other products.

hopTo Business Overview

We believe that there is a need for powerful productivity tools for mobile devices such as tablets and smartphones. The industry currently addresses such need using one of two approaches. Certain companies have developed brand new productivity tools for mobile devices, attempting to reach a level of compatibility and feature set that is comparable to established productivity tools for the personal computer (PC), such as Microsoft Office (which runs on Microsoft’s Windows operating system and Mac OSX). These tools include apps specifically made for mobile devices.  While such tools generally are well-adapted to the unique constraints of mobile devices, we believe that such tools currently suffer from a limited feature set and from severe compatibility issues with PC-based tools such as Microsoft Office, and that they will continue to have limited usefulness in the foreseeable future.

At the same time, an alternative approach that other productivity products rely on is based on connecting the mobile device to an existing remote computer such as a Mac or a PC (collectively “PCs”) in order to allow the mobile device to leverage the capabilities of the remote computer. There are numerous remote access products available whose purpose is to allow mobile users to remotely connect to PCs for the purpose of remotely accessing the files and/or applications stored on those PCs. Such files and/or applications would typically not be available natively on the mobile device, which is why connecting to PCs remotely is desirable. This is the market that will be addressed by hopTo.

There are a number of remote access products that achieve remote file access and/or PC application access from mobile devices, including:  CloudOn, Splashtop, GoToMyPC, and LogMeIn, among others. All of these products perform some form of “screen-scraping”, where the contents of the PC’s screen is transmitted “as-is” to the mobile device, thereby enabling end-users to interact with PCs remotely. We believe such approach is limited because of the inherent user interface differences between applications designed for the large screen, mouse and keyboard typically associated with PCs, and applications designed for the smaller screens and finger touch-based input functionality of mobile devices.

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For example, applications designed for PCs typically have small, tightly placed, on-screen buttons that are difficult to manipulate in a finger touch device such as an iPad or an iPhone. Applications designed for finger touch interaction have much larger buttons that are placed farther apart, which is necessary because a fingertip is not as accurate a pointing device as a mouse cursor.

The hopTo Product

The premise of hopTo is that mobile users have a need to access files stored on their home or office PC. We call this type of usage “personal cloud,” whereby a PC that has local storage and is connected to the Internet is accessed remotely from another computer or mobile device; its storage capacity is essentially used as cloud storage. This is similar to cloud storage services such as Dropbox, except that the end-user typically owns the storage device being used (their personal PC), thereby potentially increasing the privacy and security of the data. We believe that an advantage of a personal cloud is that PCs often have much larger storage capacities, compared to cloud storage services such as Dropbox, or at least in their base configurations, thereby allowing users to store far greater amounts of data while having the data accessible from the Internet.

A core assumption of hopTo is that mobile users have a need for the capabilities of PC productivity tools such as Microsoft Office. We believe that the existing mobile productivity solutions do not satisfy those needs because of the inherent user interface challenges described above. hopTo is being designed to address these issues.

hopTo presents mobile users with an easy to use workspace environment designed to browse, view, edit, and share their documents, independent of their storage location. hopTo currently runs on Apple’s iPad family of devices, and we plan to make it available in the future for other devices, such as Apple’s iPhone and for devices based on Google’s Android platform. hopTo allows users to connect their mobile device to their PCs, and to access files stored on their PCs or on cloud storage services such as Dropbox and Box. It leverages the capabilities of Microsoft Windows applications, such as Microsoft Office, and allows users to edit their documents from within the mobile device’s workspace, but without the inherent user interface challenges that exist with our competitor’s products.

hopTo is based in part on core technologies from GO-Global, which has been in development for over a decade and is a highly robust and mature technology. We believe that by relying on such proven, proprietary technology, we are positioning hopTo ahead of its competitors.

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hopTo Target Markets

We view hopTo as a product that is potentially appealing to both the consumer/prosumer markets (prosumer being a cross between a consumer and professional grade product or those who consume such products), as well as the business/enterprise markets. For 2013, we plan to focus on the consumer/prosumer markets. We plan to market hopTo through the various mobile “app stores”, including Google’s Play store, and Apple iTunes App Store. We intend to initially offer hopTo free of charge, but we will reserve the right to begin charging for it at any point, depending on user acceptance, our competitors’ pricing strategies, and other market conditions.

In the business/enterprise markets, we expect our sales strategies to involve a combination of strategic partnerships with various relevant enterprise software companies, a sales partner channel, a direct sales team, and possibly other approaches.

Intellectual Property

We believe that intellectual property (IP) is a business tool that potentially maximizes our competitive advantages and product differentiation, grows revenue opportunities, encourages collaboration with key business partners, and protects our long-term growth opportunities.  Strategic IP development is therefore a critical component of our overall business strategy.  It is a business function that consistently interacts with our research and development, product development, and marketing initiatives to generate further value from those operations.

ipCapital Group, Inc.  On October 11, 2011, we engaged ipCapital Group, Inc., an affiliate of John Cronin, who is one of our directors, to assist us in the execution of our strategic decision to significantly strengthen, grow and commercially exploit our intellectual property assets. Our engagement agreement with ipCapital, which has been amended three times, affords us the right to request ipCapital to perform a number of diverse services, employing its proprietary processes and methodologies, to facilitate our ability to identify and extract from our current intellectual property base new inventions, potential patent applications, and marketing and licensing opportunities.   As a result of ipCapital’s work under the engagement agreement, as amended, as of March 22, 2013, 127 new patent applications have been filed, of which 120 pertain to our GraphOn technology and 7 pertain to our Network Engineering Solutions (NES) patent portfolio. We expect to file more applications throughout 2013.

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ipCapital Licensing Company I, LLC.  On February 4, 2013, we entered into an IP Brokerage agreement with ipCapital Licensing Company I, LLC (ipCLC).  John Cronin, is a partner at ipCLC.  Pursuant to the agreement, we have engaged ipCLC, on a no-retainer basis, to identify and present us with candidates who may be seeking to acquire a certain limited group of our patents unrelated to our current business strategy.

Our GO-Global Software Products

Our GO-Global product offerings can be categorized into product families as follows:

•                  GO-Global for Windows: Allows access to Windows-based applications from remote locations and a variety of connections, including the Internet and dial-up connections. The Windows applications run on a central computer server along with GO-Global Windows Host software. This allows the applications to be accessed  remotely via GO-Global Client software or a Web browser, over many types of data connections, regardless of the bandwidth or operating system. Web-enabling is achieved without modifying the underlying application’s code or requiring costly add-ons.  Included in GO-Global for Windows is GO-Global Gateway (previously available as a separate product called GO-Global Cloud server) that can optionally be deployed in larger environments, including private cloud implementations. GO-Global Gateway provides a high-availability, secure gateway to multiple GO-Global for Windows Hosts. Features include application load balancing and clustering, Microsoft Application Directory support, and centralized management tools, allowing enterprise customers to scale larger and more flexible deployments.

•                  GO-Global for UNIX: Allows access to UNIX and Linux-based applications from remote locations and a variety of connections, including the Internet and dial-up connections. The UNIX/Linux applications run on a central computer server along with the GO-Global for UNIX Host software. This allows the applications to be accessed and run remotely via GO-Global Client software or a Web browser without having to modify the application’s code or requiring costly add-ons.

•                  GO-Global Client: We offer a range of GO-Global Client software that allows remote application access from a wide variety of local, remote and mobile platforms, including Windows, Linux, UNIX, Apple OS X and iOS, and Google Android. We plan to continue to develop GO-Global Client software for new portable and mobile devices. We released new GO-Global Client products for the iPad and Android tablets in June 2011 and February 2012, respectively.

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Our Corporate Information

We are a Delaware corporation, founded in May 1996.  Our headquarters are located at 1901 S. Bascom Avenue, Suite 660, Campbell, California, 95008 and our phone number is 1-800-GRAPHON (1-800-472-7466).   We also have offices in  Concord, New Hampshire, Irvine, California, and Charlotte, North Carolina. Additionally, we have remote employees located in various states, as well as internationally in the United Kingdom and Israel. Our corporate website is www.graphon.com.  The information on our website is not part of this Offer to Exercise.

SECTION 16.  HISTORICAL AND PRO-FORMA FINANCIAL INFORMATION REGARDING THE COMPANY

The Company has included its financial statements for the fiscal years ended December 31, 2012 and 2011 and for the quarterly periods ended March 31, 2013 and 2012, attached hereto as Exhibits A and B, respectively.  The Company has also included pro forma information reflecting the effect of this Offer to Exercise below.  The Company’s book value per share as of March 31, 2013, based on 83,138,744 of common stock outstanding on such date, was ($0.12) per share.

Pro Forma Financial Data

The following tables present unaudited pro forma condensed financial data for the Company disclosing the effect of this Offer to Exercise on the Company’s:

(i) balance sheet as of March 31, 2013;

(ii) statement of operations and earnings per share for the quarterly period ended March 31, 2013; and

(iii) book value per share as of March 31, 2013.

In preparing this pro forma condensed financial data the Company assumed that all holders of Existing Warrants elected to participate in this Offer to Exercise for all 13,157,500 warrant shares eligible to participate in such Offer to Exercise and that this Offer to Exercise was completed as of the end of the quarterly period ended March 31, 2013.  The pro forma condensed financial data is presented for informational and illustrative purposes only (and also includes the pro forma impact of the Warrant Amendment and the exercises of warrants under the Exercise Agreement, each of which occurred subsequent to March 31, 2013 but prior to this Offer to Exercise and assumes both events were completed as of the end of the quarterly period ended March 31, 2013.)  The data does not purport to represent what our consolidated financial data would have been if this Offer to Exercise, the Warrant Amendment and the exercises of warrants under the Exercise Agreement were completed as of March 31, 2013, and the data does not purport to project our future consolidated statement of operations or financial position.  Numbers are in thousands, except for share and per share data.

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	Actual	Adjustments (Under Prior Warrant Amendment)	Adjustments (Under Prior Exercise Agreement)	Adjustments (Exercises Under This Offer to Exercise)	Pro-Forma
Consolidated Statement of Operations Data
Net revenues	$1,617,000	$—	$—	$—	$1,617,000
Gross profit	1,505,200	—	—	—	1,505,200
Loss from operations	(453,000)	—	—	—	(453,000)
Other (expenses)
Change in fair value of warrants liability	(3,448,700)	—	—	—	(3,448,700)
Net income (loss)	(3,902,900)	—	—	—	(3,902,900)
Loss per share - basic and diluted	$(0.05)	$—	$—	$—	$(0.05)

Balance Sheet Data
Current assets	$4,311,000	$—	$2,340,000	$3,235,250	$9,886,250
Non-current assets	1,046,700	—	—	—	1,046,700
Current liabilities	3,691,300	—	—	—	3,691,300
Long-term liabilities	11,380,500	(8,038,000)	—	(2,276,700)	1,065,800 *
Stockholders’ equity (deficit)	$(9,714,100)	$8,038,000	$2,340,000	$5,511,950	$6,175,850
Book value per share	$(0.12)	$—	$0.26	$0.42	$0.06
Shares outstanding	83,872,781	—	9,000,000	13,157,500	106,030,281

* Includes $213,600 related to 455,000 Placement Agent Warrants that were exercised subsequent to March 31, 2013 and prior to this Offer to Exercise. Also includes $169,000 related to 400,000 warrants issued to a consultant that are not eligible to participate in this Offer to exercise.

SECTION 17.  INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE OFFER TO EXERCISE

As of July 2, 2013, there were outstanding Existing Warrants to purchase an aggregate of 13,157,500 shares of common stock.  The Company’s executive officers, directors and control persons, as described below, hold or have beneficial ownership over the following Existing Warrants and will be entitled to participate in this Offer to Exercise on the same terms and conditions as the other holders of Existing Warrants:

Name	Position with the Company	Number of Original Warrants Held	Percentage of Original Warrants Held
Steven Ledger (1)	Chairman of the Board	625,000	*

*            Less than 1%

(1)    Warrants held by Tamalpais Master Fund Ltd.  Steven Ledger has voting and dispositive power over such warrants.

Except as set forth above, none of the Company’s other executive officers, directors or control persons hold Existing Warrants.

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SECTION 18.  LEGAL MATTERS AND REGULATORY APPROVALS

We are not aware of any license or regulatory permit material to our business that might be adversely affected by this Offer to Exercise and the issuance of the shares of common stock upon the exercise of the Existing Warrants.  Our obligations under this Offer to Exercise are subject to the conditions described in Section 6 Conditions of this Offer to Exercise above.

SECTION 19.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences that we believe will be applicable to Existing Warrant holders who participate in this Offer to Exercise.  However, we have not requested a ruling from the IRS or any opinion of counsel with regard to the treatment of warrant holders participating in the exchange and there can be no assurance, as discussed below, that the IRS will not take a position inconsistent with our expectations.

This discussion does not address all aspects of federal income taxation that may be relevant to you in light of your particular circumstances, or to those Existing Warrant holders who are subject to special rules, such as financial institutions and mutual funds; banks; insurance companies; investment companies; retirement plans; tax-exempt organizations; dealers or traders in securities; any person that holds their Existing Warrants as part of a straddle or hedge arrangement; partnerships or other pass-through entities; persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts for U.S. federal income tax purposes or whose functional currency is not the U.S. dollar; or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code (the “Code”).

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This discussion assumes that Existing Warrant holders hold the Existing Warrants as capital assets.  In addition, the following discussion does not address the tax consequences of the participation in this Offer to Exercise under foreign, state or local tax laws.  You are urged to consult your tax advisors as to the U.S. federal income tax consequences of participating in this Offer to Exercise and related reporting obligations, as well as the effects of state, local and non-U.S. tax laws and U.S. tax laws other than income tax laws.

Tax treatment of Existing Warrant holders participating in this Offer to Exercise.

Although not free from doubt, the Company intends to take the position that the Warrant Amendment followed by the subsequent exercise of the Existing Warrants is treated as an exchange of Existing Warrants for an amended warrant plus a New Warrant which constitutes a recapitalization for U.S. federal tax purposes, followed by the subsequent exercise of the Existing Warrants (as amended).  Under this treatment, (i) an Existing Warrant holder who participates in the Offer to Exercise would not recognize any gain or loss as a result of the Warrant Amendment or the receipt of the New Warrant, (ii) such U.S. holder’s tax basis in the Existing Warrant shall be allocated to the Existing Warrant (as amended) and the New Warrant in proportion to their relative fair market values, (iii) such U.S. holder’s tax basis in the shares of our common stock received upon exercise of the Existing Warrants would be equal to the U.S. holder’s tax basis so allocated to  the Existing Warrant (as amended) plus the amount of any cash paid to exercise the Existing Warrant, (iv) such U.S. holder’s tax basis in the shares of our common stock received upon exercise of a New Warrant would be equal to the U.S. holder’s tax basis so allocated to the New Warrant plus the amount of any cash paid to exercise the New Warrant and (v) the holding period of the common stock would begin on the day after the exercise of the Existing Warrants or New Warrants, as applicable.

Because of the lack of authority dealing with transactions similar to the Warrant Amendment followed by this Offer to Exercise, the U.S. federal income tax consequences of the Warrant Amendment and this Offer to Exercise are unclear, and alternative characterizations are possible that could require you to recognize gain or loss or may impact your holding period.  The Internal Revenue Service has not made a determination, nor has the Company received any opinion of counsel, on the U.S. federal income tax consequences of the Warrant Amendment or this Offer to Exercise or of a holder’s participation in this Offer to Exercise.  Therefore, we urge you to consult your tax advisor regarding the potential tax consequences of this Offer to Exercise to you in your particular circumstances, including the consequences of possible alternative characterizations.

Distributions on Common Stock Received upon Exercise of Existing Warrants and the New Warrants

After you exercise the Existing Warrant and/or the New Warrant, any distributions you receive in respect of our common stock generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our common stock, and thereafter as gain from the sale or exchange of the stock.  Dividends received by a non-corporate holder currently qualify for taxation at a maximum rate of 20% if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

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Sale or Other Taxable Disposition of Common Stock

You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our common stock equal to the difference between (1) the amount of cash and the fair market value of any property received and (2) your adjusted tax basis in the shares of our common stock. Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period in the common stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

For taxable years beginning after December 31, 2012, certain holders that are individuals, estates or trusts will be subject to a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock, subject to certain exceptions. You are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains arising from ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, common stock. Under the Code and applicable Treasury Regulations, a holder of common stock may be subject to backup withholding (currently at a rate of 28%) with respect to dividends paid on common stock, or the proceeds of a sale, exchange or disposition of common stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.  You should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

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SECTION 20.  ACCOUNTING TREATMENT

Prior to the Warrant Amendment taking effect, under U.S. generally accepted accounting principles (“GAAP”), the Company was required to record the Investor Warrants as a derivative liability because of certain anti-dilution provisions contained in the Investor Warrants.  As a result, prior to the Warrant Amendment we were required to record the Investor Warrants at their fair value on each balance sheet date and any change in value between reporting periods as other income or expense, as the case may be, for the period ending on such reporting date.  The fair value of the derivative liabilities associated with the Investor Warrants would increase as the price of our common stock increased, resulting in other expense in our consolidated statements of operations, and would decrease as the price of our common stock decreased, resulting in other income.  In other words, the existence of the anti-dilution provision caused our reported net income to decrease when the price of our common stock increases, and vice versa.  As a result of the Warrant Amendment, we no longer have this derivate liability with respect to the Investor Warrants irrespective of this Offer to Exercise and the whether or not any or all of the holders of Investor Warrants elect to participate in this Offer to Exercise and exercise their Investor Warrants.

The Placement Agent Warrants, which are in substantially the same form as the Investor Warrants prior to the Warrant Amendment, were not amended as part of the Warrant Amendment.  The Placement Agent Warrants still contain anti-dilution rights of the holders and other features resulting in the Company incurring a derivative liability while such warrants remain outstanding in the same manner as the Company previously was required to incur with respect to the Investor Warrants (as described above).  The Company will continue to incur a derivative liability with respect to the Placement Agent Warrants to the extent such warrants are not exercised under this Offer to Exercise or otherwise.

See Section 16 Historical and Pro-Forma Financial Information Regarding the Company for more information on the historical impact of our prior warrant derivative liability relating to the Existing Warrants and the pro forma effect of the Warrant Amendment and related exercises of Existing Warrants and of this Offer to Exercise on the Company.

SECTION 21.  TRANSFERS

The terms of the Existing Warrants provide that a holder may transfer the Existing Warrants to a third party if the transfer has been registered under the Securities Act of 1933, as amended (the “Securities Act”), qualifies for an exemption from the registration requirements of the Securities Act under Rule 144 or if the Company has received an opinion of counsel, reasonably satisfactory to the Company, that such transfer may lawfully be made without registration under the Securities Act.  Any holder of an Existing Warrant who desires to transfer an Existing Warrant should contact the Company prior to such transfer to ensure that the planned transfer satisfies the transfer restrictions set forth in the Existing Warrants.

49

The New Warrants have the same transfer restrictions as the Existing Warrants.

SECTION 22.  ADDITIONAL INFORMATION

The Company has filed with the SEC a Tender Offer Statement on Schedule TO of which this Offer to Exercise is a part.  This Offer to Exercise does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Existing Warrants review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to participate in this Offer to Exercise and to exercise the Existing Warrants.

The Board of Directors of the Company recognizes that the decision to participate in this Offer to Exercise and to exercise the Existing Warrants is an individual one that should be based on a variety of factors.  The holders of the Existing Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation.  The information about this Offer to Exercise from the Company is limited to the Offering Materials.

The Company issued the Existing Warrants in private placement transactions in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act.  In connection with such transactions, the holders of the Existing Warrants represented that they were “accredited investors.” The Company has included with this Offer to Exercise an Accredited Investor Questionnaire which must be completed by participating holders and an exhibit titled “Supplemental Company Information” that contains additional information that holders of Existing Warrants, if any, who are no longer an “accredited investors” should consider before making an investment decision.

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files and furnishes reports and other information with the SEC.  All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to this Offer to Exercise, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

SECTION 23.  INFORMATION REQUESTS

Please direct questions or requests for assistance with, or additional copies of, this Offer to Exercise, Election to Participate and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Company — GraphOn Corporation, 1901 S. Bascom Avenue, Suite 660, Campbell, CA 95008; Attn:  Corporate Secretary.

Sincerely,

/s/ Eldad Eilam
Eldad Eilam
Chief Executive Officer

GraphOn Corporation
1901 S. Bascom Avenue, Suite 660,
Campbell, CA 95008
Phone: (800) 472-7466

50

EXHIBIT A

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of GraphOn Corporation

We have audited the accompanying consolidated balance sheets of GraphOn Corporation and subsidiaries (the “Company”) as of December 31, 2012 and 2011 and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GraphOn Corporation and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Macias Gini & O’Connell LLP
Macias Gini & O’Connell LLP
Walnut Creek, California
April 1, 2013

GraphOn Corporation

Consolidated Balance Sheets

As of December 31,

	2012	2011
Assets
Current Assets:
Cash	$3,960,600	$7,237,500
Accounts receivable, net of allowance for doubtful accounts of $33,900 and $25,000 , respectively	865,900	732,100
Prepaid expenses and other current assets	150,200	151,900
Total Current Assets	4,976,700	8,121,500

Capitalized software development costs, net	223,100	303,800
Property and equipment, net	358,900	43,900
Other assets	46,900	39,400
Total Assets	$5,605,600	$8,508,600

Liabilities and Shareholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$159,600	$121,500
Accrued expenses	14,200	168,500
Accrued wages	565,300	468,700
Severance liability	209,500	—
Deferred rent	26,700	—
Deferred revenue	2,921,600	2,878,500
Total Current Liabilities	3,896,900	3,637,200

Long Term Liabilities:
Warrants liability	7,390,100	3,696,600
Severance liability	52,900	—
Deferred revenue	570,400	457,200
Deferred rent	127,500	—
Total Liabilities	12,037,800	7,791,000

Commitments and contingencies (Note 11)

Shareholders’ Equity (Deficit):
Preferred stock, $0.01 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 195,000,000 shares authorized, 82,616,750 and 81,886,926 shares issued and outstanding, respectively	8,300	8,200
Additional paid-in capital	62,425,400	61,398,600
Accumulated deficit	(68,865,900)	(60,689,200)
Total Shareholders’ Equity (Deficit)	(6,432,200)	717,600
Total Liabilities and Shareholders’ Equity (Deficit)	$5,605,600	$8,508,600

See accompanying notes to consolidated financial statements

GraphOn Corporation

Consolidated Statements of Operations

For the Years Ended December 31,

	2012	2011
Revenue
Software licenses	$3,704,900	$3,617,400
Software service fees	2,730,000	2,722,700
Other	106,400	244,300
Total Revenue	6,541,300	6,584,400

Cost of revenue
Software service costs	344,400	285,700
Software product costs	257,100	229,200
Total Cost of Revenue	601,500	514,900

Gross Profit	5,939,800	6,069,500

Operating Expenses
Selling and marketing	2,403,400	2,240,900
General and administrative	3,759,000	3,084,300
Research and development	3,870,900	2,547,400
Total Operating Expenses	10,033,300	7,872,600

Loss from Operations	(4,093,500)	(1,803,100)

Other Income (Expense)
Change in fair value of warrants liability	(3,616,600)	222,700
Interest and other income	5,300	4,700
Interest and other expense	—	(1,400)
Total other income (expense)	(3,611,300)	226,000
Loss from continuing operations before provision for income tax	(7,704,800)	(1,577,100)
Provision for income tax	3,500	2,400
Net loss from continuing operations	(7,708,300)	(1,579,500)
Loss from discontinued operations	(468,400)	(181,600)
Net loss	$(8,176,700)	$(1,761,100)
Loss per share:
Continuing operations — basic and diluted	$(0.09)	$(0.03)
Discontinued operations — basic and diluted	(0.01)	(0.00)
Loss per share — basic and diluted	$(0.10)	$(0.03)
Weighted Average Common Shares Outstanding — Basic and Diluted	82,153,360	57,604,103

See accompanying notes to consolidated financial statements

GraphOn Corporation

Consolidated Statements of Shareholders’ Equity (Deficit)

For the Years Ended December 31,

	2012	2011
Preferred stock - shares outstanding
Beginning balance	—	—
Ending balance	—	—
Common stock - shares outstanding
Beginning balance	81,886,926	45,981,625
Employee stock option issuances	615,447	180,301
Private placement of common stock	—	35,500,000
Employee restricted stock awards	114,377	225,000
Ending balance	82,616,750	81,886,926
Common stock — amount
Beginning balance	$8,200	$4,600
Exercise of employee stock options	100	—
Private placement of common stock — par value	—	3,600
Ending balance	$8,300	$8,200
Additional paid-in capital
Beginning balance	$61,398,600	$58,902,000
Stock-based compensation expense	739,700	264,800
Stock-based compensation expense — severance agreement	237,400	—
Proceeds from private placement of common stock and warrants	—	7,100,000
Costs of private placement of common stock and warrants	—	(974,500)
Allocation of proceeds from common stock and warrants to warrants liability	—	(3,900,700)
Exercise of employee stock options	49,700	10,600
Reclass private placement of common stock — par value amount	—	(3,600)
Ending balance	$62,425,400	$61,398,600
Accumulated deficit
Beginning balance	$(60,689,200)	$(58,928,100)
Net loss	(8,176,700)	(1,761,100)
Ending balance	$(68,865,900)	$(60,689,200)
Total Shareholders’ Equity (Deficit)	$(6,432,200)	$717,600

See accompanying notes to consolidated financial statements

GraphOn Corporation

Consolidated Statements Of Cash Flows

	For the Years Ended December 31,
	2012	2011
Cash Flows Provided By (Used In) Operating Activities:
Net loss	$(8,176,700)	$(1,761,100)
Loss from discontinued operations	468,400	181,600
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	259,700	234,800
Stock based compensation expense	972,400	263,100
Revenue deferred to future periods	4,764,800	4,473,700
Recognition of deferred revenue	(4,608,500)	(3,836,500)
Change in allowance for doubtful accounts	8,900	(7,800)
Loss on disposal of fixed assets	600	—
Change in fair value of derivative instruments - warrants	3,616,600	(222,700)
Accretion of warrants liability for consulting services	76,900	18,600
Changes in severance liability	262,400	—
Changes in deferred rent	26,100	—
Changes in operating assets and liabilities:
Accounts receivable	(142,700)	291,600
Prepaid expenses and other current assets	49,600	(50,300)
Other long term assets	(7,500)	(31,300)
Accounts payable	(9,800)	28,300
Accrued expenses	(154,300)	101,900
Accrued wages	96,600	(58,000)
Net Cash Used In Operating Activities - Continuing Operations:	(2,496,500)	(374,100)
Net Cash Used In Operating Activities - Discontinued Operations	(468,400)	(181,600)
Net Cash Used In Operating Activities	(2,964,900)	(555,700)
Cash Flows Used In Investing Activities:
Capitalized software development costs	(80,700)	(208,200)
Capital expenditures	(281,100)	(25,700)
Net Cash Used In Investing Activities - Continuing Operations	(361,800)	(233,900)
Net Cash Used In Investing Activities - Discontinued Operations	—	—
Net Cash Used In Investing Activities	(361,800)	(233,900)
Cash Flows Provided By (Used In) Financing Activities:
Restricted cash — tax proceeds from restricted stock awards	198,300	—
Restricted cash — tax disbursements for restricted stock awards	(198,300)	—
Proceeds from exercise of employee stock options	49,800	10,600
Proceeds from private placement of common stock and warrants, net of issuance costs	—	6,125,500
Net Cash Provided By Financing Activities - Continuing Operations:	49,800	6,136,100
Net Cash Provided By Financing Activities - Discontinued Operations	—	—
Net Cash Provided By Financing Activities	49,800	6,136,100
Net Increase (Decrease) in Cash	(3,276,900)	5,346,500
Cash, beginning of year	7,237,500	1,891,000
Cash, end of year	$3,960,600	$7,237,500

See accompanying notes to consolidated financial statements

GRAPHON CORPORATION

Notes to Consolidated Financial Statements

1.  Summary of Significant Accounting Policies

The Company.  GraphOn Corporation, a Delaware corporation, was founded in May 1996. GraphOn Corporation and its subsidiaries are collectively defined in these Notes to Consolidated Financial Statements as the “Company.”

The Company’s headquarters are in Campbell, California.

The Company develops, markets, sells and supports application publishing software solutions and productivity products for mobile devices such as tablets and smartphones. The Company’s immediate focus is on developing mobile productivity software tools that deliver productivity capabilities from remote personal computers (such as those running Microsoft Windows) to modern devices running operating systems such as Apple’s iOS and Google’s Android operating systems. hopTo, the Company’s newest product, provides mobile end-users with a productivity workspace for their mobile devices, which allows users to manage, share, view and edit their documents, regardless of where they are stored. As of March 19, 2013, hopTo has been released in beta format only; thus, it currently generates no revenue. The Company’s sole revenue stream comes from its GO-Global product family, which is an application publishing solution for Windows and UNIX applications.

The Company has made significant investments in intellectual property. The Company’s current operations are conducted in two segments, GO-Global and hopTo, each representing a specific product line.

Basis of Presentation and Use of Estimates.  The consolidated financial statements include the accounts of GraphOn Corporation and its subsidiaries; significant intercompany accounts and transactions are eliminated upon consolidation.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  These estimates include: the amount of stock-based compensation expense; the allowance for doubtful accounts; the estimated lives, valuation and amortization of intangible assets (including capitalized software); depreciation of long-lived assets; valuation of warrants; post-employment benefits; and accruals for liabilities and taxes.  While the Company believes that such estimates are fair, actual results could differ materially from those estimates.

Cash Equivalents.  The Company considers all highly liquid investments purchased with remaining maturities of three months or less to be cash equivalents. The Company had no cash equivalents at either December 31, 2012 or 2011.

Property and Equipment.  Property and equipment are stated at cost.  Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, between three and seven years.  Amortization of leasehold improvements is calculated using the straight-line method over the lesser of the lease term or useful lives of the respective assets, between three and seven years.

Shipping and Handling.  Shipping and handling costs are included in cost of revenue for all periods presented.

Software Development Costs.  Under the criteria set forth in Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) 985-20, “Costs of Software to be Sold, Leased or Marketed,” development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility, in the form of a working model, has been established, at which time such costs are capitalized until the product is available for general release to customers.  Such capitalized costs are subsequently amortized as costs of revenue over the shorter of three years or the remaining estimated useful life of the product.  The Company capitalized $85,400 and $209,900 of costs meeting the criteria incurred during 2012 and 2011, respectively.

GRAPHON CORPORATION

Notes to Consolidated Financial Statements

Revenue Recognition.  The Company markets and licenses products indirectly through channel distributors, independent software vendors (“ISVs”), value-added resellers (“VARs”) (collectively “resellers”) and directly to corporate enterprises, governmental and educational institutions and others.  Its product licenses are perpetual.  The Company also separately sells intellectual property licenses, maintenance contracts (which are comprised of license updates and customer service access),and other products and services.

Software license revenues are recognized when:

•                                          Persuasive evidence of an arrangement exists (i.e., when the Company signs a non-cancelable license agreement wherein the customer acknowledges an unconditional obligation to pay, or upon receipt of the customer’s purchase order) and

•                                          Delivery has occurred or services have been rendered and there are no uncertainties surrounding product acceptance (i.e., when title and risk of loss have been transferred to the customer, which generally occurs when the media containing the licensed program(s) is provided to a common carrier or, in the case of electronic delivery, when the customer is given access to the licensed programs), and

•                                          The price to the customer is fixed or determinable, as typically evidenced in a signed non-cancelable contract, or a customer’s purchase order, and

•                                          Collectability is probable.  If collectability is not considered probable, revenue is recognized when the fee is collected.

Revenue recognized on software arrangements involving multiple deliverables is allocated to each deliverable based on vendor-specific objective evidence (“VSOE”) or third party evidence of the fair values of each deliverable; such deliverables include licenses for software products, maintenance, private labeling fees, or customer training.  The Company limits its assessment of VSOE for each deliverable to either the price charged when the same deliverable is sold separately or the price established by management having the relevant authority to do so, for a deliverable not yet sold separately.

If sufficient VSOE of fair value does not exist, so as to permit the allocation of revenue to the various elements of the arrangement, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered.  If VSOE of the fair value does not exist and the only undelivered element is maintenance, then we recognize revenue on a ratable basis.  If VSOE of the fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method.  Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

Certain resellers (“stocking resellers”) purchase product licenses that they hold in inventory until they are resold to the ultimate end-user (an “inventory stocking order”). At the time that a stocking reseller places an inventory stocking order, no product licenses are shipped by the Company to the stocking reseller, rather, the stocking reseller’s inventory is credited with the number of licenses purchased and the stocking reseller can resell (issue) any number of licenses from their inventory at any time. Upon receipt of an order to issue one or more licenses from a stocking reseller’s inventory (a “draw down order”), the Company will ship the licenses(s) in accordance with the draw down order’s instructions. The Company defers recognition of revenue from inventory stocking orders until the underlying licenses are sold and shipped to the end user, as evidenced by the receipt and fulfillment of the stocking reseller’s draw down order, assuming all other revenue recognition criteria have been met.

There are no rights of return granted to purchasers of the Company’s software products.

Revenue is recognized from maintenance contracts ratably over the related contract period, which generally ranges from one to five years.

All of the Company’s software and intellectual property licenses are denominated in U.S. dollars.

GRAPHON CORPORATION

Notes to Consolidated Financial Statements

Deferred Rent.  The lease for the Company’s office in Campbell, California, contains free rent and predetermined fixed escalations in our minimum rent payments.  Rent expense related to this lease is recognized on a straight-line basis over the term of the lease. Any difference between the straight-line rent amounts and amounts payable under the lease is recorded as part of deferred rent in current or long-term liabilities, as appropriate.

Incentives  received upon entering into the lease agreement are recognized on a straight-line basis as a reduction to rent over the term of the lease. The unamortized portion of these incentives are recorded as a part of deferred rent in current or long-term liabilities, as appropriate.

Post-employment Benefits (Severance Liability).  Nonretirement postemployment benefits, including salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits and continuation of benefits such as health care benefits, are recognized as a liability and a loss when it is probable that the employee(s) will be entitled to such benefits and the amount can be reasonably estimated. The cost of termination benefits recognized as a liability and an expense includes the amount of any lump-sum payments and the present value of any expected future payments. During 2012, the Company recorded $721,800 of severance expense, including stock compensation expense, of which an aggregate of $262,400 is reflected as a severance liability at December 31, 2012. Such liability was recorded as a result of a separation agreement and a release with Robert Dilworth in connection with Mr. Dilworth’s resignation as the Company’s Chief Executive Officer and as a member of its board of directors. No such liability was recorded during 2011.

Allowance for Doubtful Accounts.  The allowance for doubtful accounts is based on assessments of the collectability of specific customer accounts and the aging of the accounts receivable.  If there is a deterioration of a major customer’s credit worthiness or actual defaults are higher than historical experience, the allowance for doubtful accounts is increased. The following table illustrates the details of the Allowance for Doubtful Accounts for the years ended December 31, 2012 and 2011:

	Beginning Balance	Charge Offs	Recoveries	Provision	Ending Balance
2012	$25,000	$—	$—	$8,900	$33,900
2011	$32,800	$—	$—	$(7,800)	$25,000

Income Taxes.  In accordance with FASB ASC 740-10-05, “Income Taxes,” the Company performed a comprehensive review of uncertain tax positions as of December 31, 2012. In this regard, an uncertain tax position represents the expected treatment of a tax position taken in a filed tax return, or planned to be taken in a future tax return, that has not been reflected in measuring income tax expense for financial reporting purposes.

The Company and one or more of its subsidiaries are subject to United States federal income taxes, as well as income taxes of multiple state and foreign jurisdictions. The Company and its subsidiaries are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years prior to 2009. There are no tax examinations currently underway for any of the Company’s or its subsidiaries’ tax returns for years subsequent to 2008.

The Company’s policy for deducting interest and penalties is to treat interest as interest expense and penalties as taxes. The Company had not accrued any amount for the payment of interest or penalties related to any uncertain tax positions at either December 31, 2012 or 2011, as its review of such positions indicated that such potential positions were minimal.

Under FASB ASC 740-10-05, “Income Taxes,” deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement and income tax bases of assets, liabilities and net loss carryforwards using enacted tax rates.  Valuation allowances are established, when

GRAPHON CORPORATION

Notes to Consolidated Financial Statements

necessary, to reduce deferred tax assets to the amount that is more likely than not expected to be realized.  Realization is dependent upon future pre-tax earnings, the reversal of temporary differences between book and tax income, and the expected tax rates in effect in future periods.

Fair Value of Financial Instruments.  The fair value of the Company’s accounts receivable, accounts payable and other current liabilities approximate their carrying amounts due to the relative short maturities of these items.

The fair value of the Company’s warrants are determined in accordance with FASB ASC 820, “Fair Value Measurement,” which establishes a fair value hierarchy that prioritizes the assumptions (inputs) to valuation techniques used to price assets or liabilities that are measured at fair value. The hierarchy, as defined below, gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The guidance for fair value measurements requires that assets and liabilities measured at fair value be classified and disclosed in one of the following categories:

•    Level 1: Defined as observable inputs, such as quoted (unadjusted) prices in active markets for identical assets or liabilities.

•             Level 2: Defined as observable inputs other than quoted prices included in Level 1. This includes quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•             Level 3: Defined as unobservable inputs to the valuation methodology that are supported by little or no market activity and that are significant to the measurement of the fair value of the assets or liabilities. Level 3 assets and liabilities include those whose fair value measurements are determined using pricing models, discounted cash flow methodologies or similar valuation techniques, as well as significant management judgment or estimation.

As of December 31, 2012, all of the Company’s $7,390,100 Warrants Liability reported at fair value was categorized as Level 3 inputs (see Note 7).  As of December 31, 2011, all of the Company’s $3,696,600 Warrants Liability reported at fair value was categorized as Level 3 inputs (see Note 7).

Derivative Financial Instruments.  The Company currently does not have a material exposure to either commodity prices or interest rates; accordingly, it does not currently use derivative instruments to manage such risks. The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. All derivative financial instruments are recognized in the balance sheet at fair value. Changes in fair value are recognized in earnings if they are not eligible for hedge accounting or in other comprehensive income if they qualify for cash flow hedge accounting.

Long-Lived Assets.  Long-lived assets are assessed for possible impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable, whenever the Company has committed to a plan to dispose of the assets or, at a minimum, annually.  Typically, for long-lived assets to be held and used, measurement of an impairment loss is based on the fair value of such assets, with fair value being determined based on appraisals, current market value, comparable sales value, and undiscounted future cash flows, among other variables, as appropriate.  Assets to be held and used affected by an impairment loss are depreciated or amortized at their new carrying amount over their remaining estimated life; assets to be sold or otherwise disposed of are not subject to further depreciation or amortization. No such impairment charges were recorded during either of the years ended December 31, 2012 or 2011.

GRAPHON CORPORATION

Notes to Consolidated Financial Statements

Loss Contingencies.  The Company is subject to the possibility of various loss contingencies arising in the ordinary course of business.  The Company considers the likelihood of the loss or impairment of an asset or the incurrence of a liability as well as its ability to reasonably estimate the amount of loss in determining loss contingencies.  An estimated loss contingency is accrued when it is probable that a liability has been incurred or an asset has been impaired and the amount of the loss can be reasonably estimated.  The Company regularly evaluates current information available to it to determine whether such accruals should be adjusted. No such loss contingency was recorded during either of the years ended December 31, 2012 or 2011.

Stock-Based Compensation. The Company applies the fair value recognition provisions of FASB ASC 718-10, “Compensation — Stock Compensation.”

Valuation and Expense Information Under FASB ASC 718-10

The Company recorded stock-based compensation expense of $972,400 and $263,100 in the years ended December 31, 2012 and 2011, respectively. Such amounts were net of $4,700 and $1,700, respectively, that was capitalized related to software development. As required by FASB ASC 718-10, the Company estimates forfeitures of employee stock-based awards and recognizes compensation cost only for those awards expected to vest. Forfeiture rates are estimated based on an analysis of historical experience and are adjusted to actual forfeiture experience as needed.

The following table illustrates the non-cash stock-based compensation expense recorded during the years ended December 31, 2012 and 2011 by income statement classification:

	2012	2011
Cost of revenue	$22,200	$10,400
Selling and marketing expense	128,900	22,400
General and administrative expense	478,700	135,600
Research and development expense	342,600	94,700
	$972,400	$263,100

The Company estimated the fair value of each stock-based award granted during the years ended December 31, 2012 and 2011 on the date of grant using a binomial model, with the assumptions set forth in the following table:

	2012	2011
Estimated volatility	70% - 174%	154% - 221%
Annualized forfeiture rate	0.0% - 9.79%	0.0% - 5.0%
Expected option term (years)	0.25 – 10.00	0.25 – 10.00
Estimated exercise factor	5 - 15	2 - 20
Approximate risk-free interest rate	0.08% - 2.04%	0.02% - 3.24%
Expected dividend yield	—	—

The estimated annualized forfeiture rate was based on an analysis of historical data and considered the impact of events such as work force reductions we carried out in previous years. The expected term of our stock-based awards was based on historical award holder exercise patterns and considered the market performance of our common stock and other items. The estimated exercise factor was based on an analysis of historical data; historical exercise patterns; and a comparison of historical and current share prices. The approximate risk free interest rate was based on the implied yield available on U.S. Treasury issues with remaining terms equivalent to our expected term on our stock-based awards.

GRAPHON CORPORATION

Notes to Consolidated Financial Statements

The Company used the average historical volatility of its daily closing price for a period of time equal in length to the expected option term for the option being issued. The period of time over which historical volatility was measured ended on the last day of the quarterly reporting period during which the stock-based award was made.

The Company does not anticipate paying dividends on its common stock for the foreseeable future.

During 2012, the Company awarded 3,764,500 shares of restricted common stock to its officers and 393,000 to various employees. The valuation of the restricted common stock awards was based on the closing fair market value of the Company’s common stock on the grant date. For the restricted common stock awarded to the officers, such fair market value was $0.18 per share, and for the restricted common stock awarded to the employees, such fair market value ranged from $0.22 to $0.26 per share. No restricted common stock was awarded during 2011.

During 2012, the Company granted 4,522,500 options to purchase common stock to its officers and directors at exercise prices ranging from $0.15 to $0.37 per share, and 790,000 to various employees at exercise prices ranging from $0.14 to $0.22 per share.

During 2011, the Company granted 5,497,500 options to purchase common stock to its officers and directors at exercise prices ranging from $0.05 to $0.28 per share, and 2,931,000 to various employees at exercise prices ranging from $0.05 to $0.28 per share.

For all options granted during 2012 and 2011, the Company set the exercise price equal to the closing fair market value of the Company’s common stock as of the date of grant.

Earnings Per Share of Common Stock.  FASB ASC 260-10, “Earnings Per Share,” provides for the calculation of basic and diluted earnings per share.  Basic earnings per share includes no dilution and is computed by dividing loss attributable to common shareholders by the weighted-average number of common shares outstanding for the period.  Diluted earnings per share reflects the potential dilution of securities by adding other common stock equivalents, including common stock options and warrants, in the weighted average number of common shares outstanding for a period, if dilutive.  Potentially dilutive securities are excluded from the computation if their effect is antidilutive.  For the years ended December 31, 2012 and 2011, 41,692,123 and 35,111,690  shares of common stock equivalents were excluded from the computation of diluted earnings per share, respectively, since their effect would be antidilutive.

Comprehensive Loss.  FASB ASC 220-10, “Reporting Comprehensive Income,” establishes standards for reporting comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements.  Comprehensive income, as defined, includes all changes in equity (net assets) during the period from non-owner sources.  Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gain/loss of available-for-sale securities.  The individual components of comprehensive income (loss) are reflected in the consolidated statement of operations.  For the years ended December 31, 2012 and 2011, there were no changes in equity (net assets) from non-owner sources.

Reclasifications. In 2012 we classified the tax impact of our warrants liability as a temporary difference.  The presentation of the 2011 tax impact of the warrants liability in Note 9 has been reclassified to conform with the 2012 presentation.

Recent Accounting Pronouncements.  In February 2013, FASB issued ASU No. 2013-02 “Other Comprehensive Income” (ASU 2013-02). The objective of ASU 2013-02 is to improve the reporting of reclassifications out of other comprehensive income.  This objective is reached by requiring an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income.  We currently have no amounts that would meet the criteria to be reclassified; accordingly, we do not anticipate that adoption of ASU 2013-02 will have a material impact on our results of operations, cash flows or financial position.

GRAPHON CORPORATION

Notes to Consolidated Financial Statements

In July 2012, FASB issued ASU No. 2012-02 “Intangibles — Goodwill and Other” (ASU 2012-02). The objective of ASU 2012-02 is to reduce the cost and complexity of performing an impairment test for indefinite-lived intangible assets by simplifying how an entity tests those assets for impairment and to improve consistency in impairment testing guidance among long-lived asset categories. ASU 2012-02 is effective for fiscal years beginning after September 15, 2012. Early adoption is permitted. We currently have no goodwill or indefinite-lived intangible assets; accordingly, we do not anticipate that adoption of ASU 2012-02 will have a material impact on our results of operations, cash flows or financial position.

In June 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2011-05 “Presentation of Comprehensive Income” (ASU 2011-05). We currently have no amounts that would meet the criteria of this ASU; accordingly, the adoption of ASU 2011-05 did not have a material impact on our results of operations, cash flows or financial position.

2.  Capitalized Software Development Costs

Capitalized software development costs as of December 31, 2012 and 2011 consisted of the following:

	2012	2011
Software development costs	$573,100	$487,700
Accumulated amortization	(350,000)	(183,900)
	$223,100	$303,800

During 2012 we capitalized $85,400 associated with the development of hopTo and during 2011 we capitalized $209,900 of software development costs associated with the development of GO-Global Cloud for Windows, and, which, had they not met the criteria for capitalization, would have otherwise been expensed.

Amortization of capitalized software development costs is a component of costs of revenue. Capitalized software development costs amortization aggregated $166,100 and $143,800 during the years ended December 31, 2012 and 2011, respectively.

3.  Property and Equipment

Property and equipment as of December 31, 2012 and 2011 consisted of the following:

	2012	2011
Equipment	$1,171,900	$1,077,200
Furniture	380,200	236,000
Leasehold improvements	147,500	23,000
	1,699,600	1,336,200
Less: accumulated depreciation and amortization	1,340,700	1,292,300
	$358,900	$43,900

Aggregate property and equipment depreciation expense for the years ended December 31, 2012 and 2011 was $93,600 and $51,600, respectively.

GRAPHON CORPORATION

Notes to Consolidated Financial Statements

4.  Accrued Expenses

Accrued expenses as of December 31, 2012 and 2011 consisted of the following:

	2012	2011
Professional fees	$3,500	$88,400
Consulting services	6,600	60,800
Royalties	—	14,600
Other	4,100	4,700
	$14,200	$168,500

5.  Severance Liability

On April 12, 2012, the Company entered into a separation agreement and a release with Robert Dilworth in connection with Mr. Dilworth’s resignation as our Chief Executive Officer and from the board of directors. Subject to the terms of the separation agreement, effective April 20, 2012 (the “Release Effective Date”) Mr. Dilworth was paid or provided with :

•                       On the Release Effective Date, Mr. Dilworth’s outstanding unvested options became fully vested and exercisable, and his outstanding vested options were modified to extend the exercise period. All such options will remain exercisable until the earlier of (i) the expiration dates of each of such options or (ii) the date that is 30 months after the Release Effective Date. The number of shares of common stock issuable upon exercise of such outstanding options is 2,500,000 as of December 31, 2012. The Company recognized $172,700 of non-cash stock-based compensation expense during 2012, as a result of the modification of Mr. Dilworth’s outstanding stock options

•                       On the Release Effective Date, Mr. Dilworth was granted an option to purchase 500,000 shares of common stock at an exercise price of $0.20 per share. Such option has a term of 30 months from the date of grant and began vesting and became exercisable at a rate of 62,500 shares per quarter commencing on July 1, 2012. The Company  recognized $64,700 of non-cash stock-based compensation expense during the year ended December 31, 2012 as a result of the issuance of this stock option to Mr. Dilworth.

•                       From May 2012 through April 2013, Mr. Dilworth will be paid $27,300 per month. From May 2013 through April 2014, Mr. Dilworth will be paid $13,600 per month.  During the three-month period ended June 30, 2012,  $433,700 of compensation expense related to Mr. Dilworth’s separation agreement was recorded as a liability.  Such amount represented the present value of the future salary and medical insurance (discussed below) continuation payments due Mr. Dilworth under the terms of the separation agreement.  During the year 2012, the Company made salary continuation payments aggregating $218,100  to Mr. Dilworth.  As of December 31, 2012, the aggregate present value of the remaining future salary and medical insurance coverage continuation payments was $262,400, of which $209,500 was reported as a current liability with the balance as a component of long-term liabilities.  All interest expense associated with the salary and medical insurance continuation payments made are charged to general and administrative expenses as incurred.  During 2012, we incurred interest charges of $34,500.

•                       From May 2012 through October 2013, the Company will pay the premium costs to continue medical coverage for Mr. Dilworth and his spouse under the Employment Retirement Income Security Act of 1974. Such premiums aggregated $5,800 for May 2012 and June 2012, and will approximate $1,300 per month thereafter. During the year  ended December  31, 2012 we made medical insurance coverage continuation payments of $12,600 and incurred interest charges of $1,800.

•                       The Company paid Mr. Dilworth $15,000 as reimbursement for a portion of his legal fees in connection with negotiation of the separation agreement and the release.

GRAPHON CORPORATION

Notes to Consolidated Financial Statements

Mr. Dilworth’s participation in the Key Employee Severance Plan and the Director Severance Plan was automatically terminated on the Release Effective Date. In addition, the separation agreement contains confidentiality and non-disparagement provisions subject to the terms set forth therein. Pursuant to the terms of the release, Mr. Dilworth provided as of the Release Effective Date a release of claims in connection with his employment and resignation. As a result of the separation agreement, we recognized an aggregate $721,800 of additional operating expenses in as summarized above.

The Company estimated the fair value of each stock-based awards set forth above, which were included as part of Mr. Dilworth’s separation agreement during the year ended December 31, 2012  as of the release date, using a binomial model with the assumptions set forth in the following table:

	Estimated Volatility	Annualized Forfeiture Rate	Expected Option Term (Years)	Estimated Exercise Factor	Risk- Free Interest Rate	Dividends
Modified options	70% - 157%	0.00%	0.25 – 2.5	10	0.08% - 0.29%	—
New option	157%	0.00%	2.5	10	0.29%	—

Expected volatility is based on the historical volatility of our common stock over the expected option term period ended on the last business day of each respective quarterly reporting period. The estimated forfeiture rate was set to zero as Mr. Dilworth is not obligated to perform any services for us under the terms of the separation agreement. The expected term was based on the actual expiration date of each of the options in the separation agreement. The estimated exercise factor was based on an analysis of historical data; historical exercise patterns; and a comparison of historical and current share prices. The approximate risk free interest rate was based on the implied yield available on U.S. Treasury issues with remaining terms equivalent to our expected term on our stock-based awards. We do not anticipate paying dividends on our common stock for the foreseeable future.

The Company discounted the initial aggregate remaining cash salary continuation payments due Mr. Dilworth and medical premiums to be paid on his behalf of $458,600 under the terms of the separation agreement using a 14.3% discount factor, with such factor representing its average cost of capital, which was derived by analyzing the costs incurred in the various private placement transactions it has closed since 2004.

The following table summarizes the salary continuation and medical coverage payments during the period ended December 31, 2012.

	Compensation	Medical Coverage	Total
Balance at April 12, 2012	$433,700	$24,900	$458,600
Accrued interest	34,500	1,800	36,300
Payments	(218,100)	(14,400)	(232,500)
Balance at December 31, 2012	$250,100	$12,300	$262,400

6.  Deferred Rent

As of December 31, 2012 deferred rent was:

Component	Current Liabilities	Long- Term Liabilities	Total
Deferred rent expense	$2,700	$43,500	$46,200
Deferred rent benefit	24,000	84,000	108,000
	$26,700	$127,500	$154,200

GRAPHON CORPORATION

Notes to Consolidated Financial Statements

Deferred rent expense represents the remaining balance of the aggregate free rent the Company received from the landlord of its Campbell, California office and escalations that are being recognized over the life of the lease as a component of rent expense. Deferred rent benefit relates to the unamortized portion of the leasehold improvements for such office (i.e., incentives) that  are being recognized on the straight-line basis as a reduction to rent expense over the term of the lease.

There was no deferred rent as of December 31, 2011.

7.  Liability Attributable to Warrants

The exercise price of the warrants issued by the Company in conjunction with the private placement of its common stock (the “2011 private placement”) and the warrants issued to ipCapital Group, an intellectual property consulting firm hired by the Company, could, in certain circumstances, be reset to below-market value. Accordingly, the Company has concluded that such warrants are not indexed to the Company’s common stock; therefore, the warrants were recorded as a liability. Changes in the fair value of the 2011 private placement warrants liability are recognized in other expense and changes in the fair value of the warrants issued to ipCapital are recognized as a component of general and administrative expense in the consolidated statement of operations See Note 14).

The Company used the exercise price of the warrants, as well as the fair market value of its common stock, to determine the fair value of its warrants.  The exercise price for warrants issued in conjunction with the 2011 private placement ranged between $0.20 and $0.26, per share, and was $0.26 per share for the warrants issued to ipCapital. The fair market value of the Company’s common stock was $0.37 and $0.18 per share as of December 31, 2012 and 2011, respectively.

The Company used a binomial pricing model to determine the fair value of its warrants as set forth in the following table:

For the Year Ended December 31, 2012

Warrants	Estimated Volatility	Annualized Forfeiture Rate	Expected Option Term (Years)	Estimated Exercise Factor	Risk-Free Interest Rate	Dividends
2011 Private Placement	159% - 202%	—	3.67 – 4.42	10	0.47% - 1.04%	—
ipCapital	163% - 201%	—	3.80 – 4.54	10	0.47% - 1.04%	—

For the Year Ended December 31, 2011

Warrants	Estimated Volatility	Annualized Forfeiture Rate	Expected Option Term (Years)	Estimated Exercise Factor	Risk-Free Interest Rate	Dividends
2011 Private Placement	198% - 199%	—	4.67 – 5.00	10	0.83% - 0.96%	—
ipCapital	199%	—	4.79 – 5.00	10	0.83% - 1.14%	—

The following table is a reconciliation of the warrants liability measured at fair value using significant unobservable inputs (Level 3) for the year ended December 31, 2012:

December 31, 2011 fair value of the warrants liability	$3,696,600
Change in fair value of warrant liability recorded in other income	3,616,600
Accretion of warrant liability recorded in general and administrative expense	76,900
December 31, 2012 fair value of the warrants liability	$7,390,100

GRAPHON CORPORATION

Notes to Consolidated Financial Statements

8.  Stockholders’ Equity

Common Stock.  During 2012, the Company issued 3,764,500 restricted shares of common stock to three executive employees and 393,000 restricted shares to employees.  Restricted shares vest ratably over a 33-month period commencing in the fourth month after the grant date. Upon an grantee’s termination of service to us prior to full vesting any unvested shares will be cancelled.

Also, the Company issued 615,447 shares of common stock as a result of the exercise of employee stock options, at an average exercise price of approximately $0.08 per share, that resulted in $49,800 proceeds to the Company.

During 2011, the Company issued 225,000 restricted shares of common stock to two non-executive employees in conjunction with awards granted to these employees prior to 2010. All of the shares so issued were fully vested upon issuance. Also, the Company issued 180,301 shares of common stock as a result of the exercise of employee stock options, at an average exercise price of approximately $0.059 per share, that resulted in $10,600 proceeds to the Company.

2011 Private Placement

During 2011, the Company issued to accredited investors 35,500,000 shares of its common stock and five-year warrants to purchase an additional 17,750,000 shares of common stock at an exercise price of $0.26 per share in a private placement (the “2011 private placement”) that resulted in gross proceeds of $7,100,000, which was recorded in the financial statements as follows:

Gross cash proceeds	$7,100,000
Less:
Gross proceeds allocated to warrants liability - investors	(2,999,700)
Gross proceeds allocated to additional paid-in capital and common stock	4,100,300
Cash issuance costs
Placement Agent fee and expenses	(766,500)
Legal and accounting fees	(208,000)
Non-cash issuance costs
Warrants liability — Placement Agent fees	(901,000)
Recorded in additional paid-in capital and common stock	$2,224,800

MDB Capital Group, LLC acted as the placement agent in connection with the 2011 private placement, for which it received (i) warrants to acquire 3,550,000 shares of common stock at an exercise price of $0.20 per share, (ii) warrants to acquire 1,775,000 shares of common stock at an exercise price of $0.26 per share, (iii) a $710,000 placement agent fee, and (iv) reimbursement of expenses of approximately $56,500. Such warrants issued to MDB had an estimated fair value of $901,000 upon issuance.

In conjunction with the warrants issued in the 2011 private placement, the Company recorded a Warrants Liability of $3,900,700 as of September 1, 2011 on its Balance Sheet. (Note 7)  None of the warrants issued in the 2011 private placement had been exercised at either December 31, 2012 or 2011.

All of the warrants issued in respect to the 2011 private placement will expire on September 1, 2016. The exercise price of the warrants could, in certain circumstances, be reset to below-market value. Additionally, all of the warrants contain a cashless exercise provision (net settlement provision) that, under certain circumstances, allows the warrant holders the right to exercise their warrants without making a payment to the Company. In such circumstances, the warrant holders would receive fewer shares of common stock than they otherwise would have been entitled to had they paid the exercise price in cash (a net settlement).

GRAPHON CORPORATION

Notes to Consolidated Financial Statements

Tender Offer

On September 14, 2011 the Company offered its employees and directors an opportunity to voluntarily exchange certain options to purchase shares of the Company’s common stock having an exercise price greater than $0.20 per share that were granted prior to August 31, 2011, upon the terms and subject to the conditions described in the Offer to Exchange and the related Election Form filed with the Securities and Exchange Commission as Exhibits (a)(1) and (a)(3) to a Schedule TO.

Upon expiration of the offer, which occurred on October 12, 2011, participants tendered, and the Company accepted for exchange, 3,447,500 eligible options, representing approximately 84.0% of the total number of eligible options. Pursuant to the terms and conditions of the Offer to Exchange, the Company cancelled all tendered options and, in exchange for such tendered options, immediately thereafter granted an aggregate 3,447,500 new options. The exercise price of the new options was $0.202 per share, which was the closing price of the Company’s common stock on October 12, 2011, as reported by the Over-the-Counter Bulletin Board. The weighted average fair value of the options granted to employees (non-officers) was approximately $0.17 per share and was determined using a binomial pricing model with the following assumptions: estimated volatility - 182%, annualized forfeiture rate - 2.44%, expected option term - 10 years, estimated exercise factor — 5, risk free interest rate — 2.98% and no dividends. The weighted average fair value of the options granted to officers and directors was approximately $0.19 per share and was calculated using a binomial pricing model with the same assumptions as was used for the options granted to employees except that the estimate exercise factor was 15. All of the options vest ratably over a two year period which began on October 12, 2011.  We recognized $56,400 and $39,900 of stock-based compensation expense, net of estimated forfeitures, during the years ended December 31, 2012 and 2011, respectively, related to this tender offer.

Stock Repurchase Program

During the years ended December 31, 2012 and 2011, the Company did not repurchase any of its common stock under the terms of its Board-approved $1,000,000 stock repurchase program (“stock repurchase program”). As of December 31, 2012, approximately $782,600 remained available for future purchases under this program. The Company is not obligated to repurchase any specific number of shares and the stock repurchase program may be suspended or terminated at the Company’s discretion.

Stock-Based Compensation Plans

Active Plans

2012 Equity Incentive Plan.  In November 2012, the Company’s 2012 Equity Incentive Plan (the “12 Plan”) was  approved by the stockholders.  Pursuant to the terms of the 12 Plan, stock options, stock appreciation rights, restricted stock and restricted stock units (sometimes referred to individually or collectively as “awards”) may be granted to officers and other employees, non-employee directors and independent consultants and advisors who render services to the Company.  The Company is authorized to issue options to purchase up to 8,817,993 shares of common stock, stock appreciation rights, or restricted  stock in accordance with the terms of the 12 Plan.

In the case of a restricted stock award, the entire number of shares subject to such award would be issued at the time of the grant and subject to vesting provisions based on time or other conditions specified by the Board or an authorized committee of the Board.  For awards based on time, should the grantee’s service to the Company end before full vesting occurred, all unvested shares would be forfeited and returned to the Company. In the case of awards granted with vesting provisions based on specific performance conditions, if those conditions were not met, then all shares would be forfeited and returned to the Company. Until forfeited, all shares issued under a restricted stock award would be considered outstanding for dividend, voting and other purposes.

GRAPHON CORPORATION

Notes to Consolidated Financial Statements

Under the 12 Plan, the exercise price of non-qualified stock options granted is to be no less than 100% of the fair market value of the Company’s common stock on the date the option is granted.  The exercise price of incentive stock options granted is to be no less than 100% of the fair market value of the Company’s common stock on the date the option is granted provided, however, that if the recipient of the incentive stock option owns greater than 10% of the voting power of all shares of the Company’s capital stock then the exercise price will be no less than 110% of the fair market value of the Company’s common stock on the date the option is granted.  The purchase price of the restricted stock issued under the 12 Plan shall also not be less than 100% of the fair market value of the Company’s common stock on the date the restricted stock is granted.

All options granted under the 12 Plan are immediately exercisable by the optionee; however, there is a vesting period for the options.  The options (and the shares of common stock issuable upon exercise of such options) vest, ratably, over a 33-month period; however, no options (and the underlying shares of common stock) vest until after three months from the date of the option grant.  The exercise price is immediately due upon exercise of the option.  The maximum term of options issued under the 12 Plan is ten years. Shares issued upon exercise of options are subject to the Company’s repurchase, which right lapses as the shares vest. The 12 Plan will terminate no later than November 7, 2022.

During the year ended December 31, 2012, options to purchase 700,000 shares of common stock, with a weighted average grant date fair value of $0.35, were granted under the 12 Plan, and 4,157,500 shares of restricted common stock, with a weighted average grant date fair value of $0.21 were granted  No options had been exercised and 3,960,493 shares of common stock remained available for issuance under the 12 Plan.

No options previously issued under the 12 Plan were exercised during the years ended December 31, 2012 or 2011.

Inactive Plans

The following table summarizes options outstanding as of December 31, 2012 and 2011 that were granted from stock based compensation plans that are inactive. As of December 31, 2012 such plans can no longer grant options.

		Options Outstanding
	Year	Beginning of Year	Granted	Exercised	Cancelled	End of Year
2008 Stock Option Plan	2012	9,469,194	4,262,500	(390,447)	(1,457,247)	11,884,000
2005 Equity Incentive Plan	2012	1,705,000	350,000	(25,000)	(582,500)	1,447,500
1998 Stock Option/Stock Issuance Plan	2012	432,500	—	(200,000)	(95,000)	137,500
Supplemental Stock Option Agreement	2012	30,000	—	—	(25,000)	5,000
		11,636,694	4,612,500	(615,447)	(2,159,747)	13,474,000

2008 Stock Option Plan	2011	1,855,333	8,128,500	(180,301)	(334,338)	9,469,194
2005 Equity Incentive Plan	2011	2,115,000	300,000	—	(710,000)	1,705,000
1998 Stock Option/Stock Issuance Plan	2011	2,691,600	—	—	(2,259,100)	432,500
Supplemental Stock Option Agreement	2011	381,000	—	—	(351,000)	30,000
GG Stock Option Plan	2011	250,000	—	—	(250,000)	—
1996 Stock Option Plan	2011	30,000	—	—	(30,000)	—
		7,322,933	8,428,500	(180,301)	(3,934,438)	11,636,694

GRAPHON CORPORATION

Notes to Consolidated Financial Statements

Summary — All Plans

A summary of the status of all of the options outstanding under all of the Company’s stock option plans as of December 31, 2012 and 2011, and changes during the years then ended, is presented in the following table:

	2012		2011
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Beginning	11,636,694	$0.18	7,322,933	$0.27
Granted	5,312,500	$0.22	8,428,500	$0.20
Exercised	(615,447)	$0.08	(180,301)	$0.06
Forfeited or expired	(2,159,747)	$0.20	(3,934,438)	$0.39
Ending	14,174,000	$0.20	11,636,694	$0.18
Exercisable at year-end	14,174,000	$0.20	11,636,694	$0.18
Vested or expected to vest at year-end	13,901,838	$0.20	11,455,294	$0.18
Weighted average fair value of options granted during the period		$0.22		$0.11

As of December 31, 2012 and 2011, of the options exercisable, 6,803,675 and 3,586,444 were vested, respectively.

The following table summarizes information about stock options outstanding as of December 31, 2012:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 0.05 — $0.17	3,737,000	7.37	$0.11	3,737,000	$0.11
$ 0.18 — $0.20	4,419,500	6.27	$0.20	4,419,500	$0.20
$ 0.21 — $0.23	4,167,500	7.30	$0.23	4,167,500	$0.23
$ 0.25 — $0.38	1,850,000	9.01	$0.31	1,850,000	$0.31
	14,174,000	7.22	$0.20	14,174,000	$0.20

As of December 31, 2012, there were outstanding options to purchase 14,174,000 shares of common stock with a weighted average exercise price of $0.20 per share, a weighted average remaining contractual term of 7.22 years and an aggregate intrinsic value of $2,422,200.  Of the options outstanding as of December 31, 2012, 6,803,675 were vested, 7,098,163 were estimated to vest in future periods and 272,162 were estimated to be forfeited or to expire in future periods.

As of December 31, 2012, there was approximately $592,900 of total unrecognized compensation cost, net of estimated forfeitures, related to unvested options. That cost is expected to be recognized over a weighted-average period of approximately fourteen months.

During 2012, the Company awarded 4,157,500 shares of restricted common stock, which vest ratably, over a 33-month period; however, no shares vest until after three months from the date of the restricted stock award. The Company includes the common stock underlying the restricted stock award in shares outstanding once the common stock underlying the restricted stock award has vested and the restriction has been removed (“releases” or “released”).

GRAPHON CORPORATION

Notes to Consolidated Financial Statements

A summary of the status of all of the Company’s unreleased restricted stock awards as of December 31, 2012 and changes during the year then ended, is summarized in the following table. The Company did not issue any restricted stock awards during 2011, nor were any previously unreleased restricted stock awards outstanding at any time during 2011.

	2012
	Shares	Weighted Average Fair Value
Beginning unreleased	—	$—
Awarded	4,157,500	$0.18
Released	(114,377)	$0.18
Forfeited	—	$—
Ending unreleased	4,043,123	$0.18

Of the restricted stock awards unreleased at December 31, 2012, 3,816,606 were estimated to be released in future periods and 226,517 were estimated to be forfeited in future periods. The aggregate fair market value of the unreleased restricted stock awards at December 31, 2012, based on the closing price of our stock as of such date of $0.37 was $1,495,955.

As of December 31, 2012, there was approximately $625,400 of total unrecognized compensation cost, net of estimated forfeitures, related to unreleased restricted stock awards. That cost is expected to be recognized over a weighted-average period of approximately two years and eight months.

9.  Income Taxes

The components of the provision (benefit) for income taxes for the years ended December 31, 2012 and 2011 consisted of the following:

	2012	2011
Current
Federal	$—	$—
State	—	—
Foreign	3,500	2,400
	$3,500	$2,400
Deferred
Federal	$—	$—
State	—	—
Foreign	—	—
	—	—
Total	$3,500	$2,400

The following table summarizes the differences between income tax expense and the amount computed applying the federal income tax rate of 34% for the years ended December 31, 2012 and 2011:

	2012	2011
Federal income tax (benefit) at statutory rate	$(2,617,300)	$(534,500)
Federal income tax (benefit) at statutory rate on discontinued operations	(159,300)	(61,700)
Foreign taxes	3,500	2,400
Compensation from exercise of non-qualified stock options and restricted stock awards	(215,500)	—
Change in valuation allowance	2,987,700	593,500

Meals and entertainment (50%)	9,400	4,400
Other items	(5,000)	(1,700)
Provision (benefit) for income tax	$3,500	$2,400

GRAPHON CORPORATION

Notes to Consolidated Financial Statements

Deferred income taxes and benefits result from temporary timing differences in the recognition of certain expense and income items for tax and financial reporting purposes. The following table sets forth those differences as of December 31, 2012 and 2011:

	2012	2011
Net operating loss carryforwards	$17,022,000	$15,815,000
Tax credit carryforwards	1,047,000	1,059,000
Depreciation and amortization	39,000	64,000
Compensation expense — non-qualified stock options	583,000	441,000
Deferred revenue and maintenance service contracts	1,391,000	1,329,000
Warrant liability	2,944,000	1,473,000
Deferred compensation	105,000	—
Reserves and other	111,000	89,000
Total deferred tax assets	23,242,000	20,270,000
Deferred tax liability — capitalized software	(89,000)	(121,000)
Net deferred tax asset	23,153,000	20,149,000
Valuation allowance	(23,153,000)	(20,149,000)
Net deferred tax asset	$—	$—

For financial reporting purposes, with the exception of the year ended December 31, 2007, the Company has incurred a loss in each year since inception.  Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable.  Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets at December 31, 2012 and 2011.  The net change in the valuation allowance was $3,004,000 and $2,364,000 for the years ended December 31, 2012 and 2011, respectively.

At December 31, 2012, the Company had approximately $47 million of federal net operating loss carryforwards and approximately $16 million of California state net operating loss carryforwards available to reduce future taxable income. The federal loss carry forward will begin to expire in 2018 and the California state loss carry forward will began to expire in 2013.

During the years ended December 31, 2012 and 2011, the Company did not utilize any of its federal or California net operating losses. Under the Tax Reform Act of 1986, the amounts of benefits from net operating loss carryforwards may be impaired or limited if the Company incurs a cumulative ownership change of more than 50%, as defined, over a three-year period.

At December 31, 2012, the Company had approximately $1 million of federal research and development tax credits that will begin to expire in 2018.

10.  Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and trade receivables.  The Company places cash and, when applicable, cash equivalents, with high quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution.  As of December 31, 2012, the Company had approximately $3,511,300 of cash with financial institutions in excess of FDIC insurance limits.  As of December 31, 2011, the Company had approximately $6,793,900 of cash with financial institutions in excess of FDIC insurance limits.

GRAPHON CORPORATION

Notes to Consolidated Financial Statements

For the years ended December 31, 2012 and December 31, 2011, the Company considered the following to be its most significant customers

	2012		2011
Customer	% Sales	% Accounts Receivable	% Sales	% Accounts Receivable
GAD eG	8.3%	0.0%	6.9%	4.2%
Ericsson	8.2%	19.0%	8.6%	23.8%
GE	8.2%	13.6%	4.5%	0.0%
KitASP	7.8%	0.0%	11.8%	0.0%
Alcatel	5.8%	15.6%	4.9%	10.9%
Elosoft	5.6%	8.6%	5.6%	7.1%
Total	43.9%	56.8%	42.3%	46.0%

The Company performs credit evaluations of customers’ financial condition whenever necessary, and does not require cash collateral or other security to support customer receivables.

11.  Commitments and Contingencies

During September 2012, the Company reached settlement and licensing agreements that effectively ended all of its then on-going intellectual property litigation.  Having been approached by the respective counter-parties to each of these lawsuits, and in consultation with the board of directors, the Company determined that it was in its best long-term strategic interests to settle each lawsuit in order to move forward and shift focus to its software products, including our new product initiatives.  As a result of such determination, the Company paid $311,000 in aggregate settlement fees during the three-month period ended September 30, 2012.  The Company does not intend to pursue intellectual property litigation as an integral part of its strategy to fund future operations.

Operating Leases. The Company currently occupies approximately 4,400 square feet of office space in Campbell, California. The office space is rented pursuant to a 64-month operating lease, which will expire no later than June 2017. Rent on the Campbell facility will average approximately $12,300 per month over the term of the lease, net of the Company’s pro rata share of utilities, facilities maintenance and other costs.

The Company currently occupies approximately 5,560 square feet of office space in Concord, New Hampshire, under a lease that will expired in September 2012.  The Company is now renting this space on a month to month basis at a rate of approximately $8,800 per month.

The Company currently occupies approximately 150 square feet of office space in Irvine, California, and Charlotte, North Carolina under leases that each expire in March 2013. Under the terms of these leases, monthly rental payments are approximately $1,200 and $1,000, respectively.  The Company plans to vacate each of these facilities upon expiration of their respective leases.

The Company believes that its current facilities will be adequate to accommodate its needs for the foreseeable future.

Future minimum lease payments, which consist entirely of leases for office space, are set forth below. The table assumes that the Company will occupy all currently leased facilities for the full term of each respective lease:

GRAPHON CORPORATION

Notes to Consolidated Financial Statements

Year Ending December 31,
2013	$145,700
2014	144,200
2015	148,600
2016	153,000
2017	78,400
$669,900

Rent expense aggregated approximately $260,700 and $196,800 for the years ended December 31, 2012 and 2011, respectively.

Contingencies. Under its Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and certain agreements with officers and directors, the Company has agreed to indemnify its officers and directors for certain events or occurrences arising as a result of the officer’s or director’s serving in such capacity. Generally, the term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is limited as the Company currently has a directors and officers liability insurance policy that limits its exposure and enables it to recover a portion of any future amounts paid.  The Company believes the estimated fair value of these indemnification agreements is minimal and has no liabilities recorded for these agreements as of December 31, 2012.

The Company enters into indemnification provisions under (i) its agreements with other companies in its ordinary course of business, including contractors and customers and (ii) its agreements with investors. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities or, in some cases, as a result of the indemnified party’s activities under the agreement. These indemnification provisions often include indemnifications relating to representations made by the Company with regard to intellectual property rights, and often survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2012.

The Company’s software license agreements also generally include a performance guarantee that the Company’s software products will operate substantially as described in the applicable program documentation for a period of 90 days after delivery.  The Company also generally warrants that services that the Company performs will be provided in a manner consistent with reasonably applicable industry standards. To date, the Company has not incurred any material costs associated with these warranties and has no liabilities recorded for these agreements as of December 31, 2012.

Director Severance Plan and Key Employee Severance Plan

At a meeting of the Company’s board of directors held on October 18, 2011, the board approved the Company’s Director Severance Plan and Key Employee Severance Plan, each of which had been previously approved by the board, and each of which by its terms had expired on December 31, 2010.  The board approved both plans without change (except their expiration date was changed to December 31, 2013) and with immediate effect.  Following is a summary description of each of these plans.

Director Severance Plan:

This plan provides for accelerated vesting of the director’s stock options upon termination of the director’s position as a director under certain circumstances.  Those circumstances include that the termination must take place after the occurrence of any transaction or series of transactions that constitute a change in the ownership or effective control of us, or in the ownership of a substantial portion of our assets, as defined in regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (such occurrence, a “Designated Event”) and that certain other terms and conditions set forth in the plan must have been met.

GRAPHON CORPORATION

Notes to Consolidated Financial Statements

Key Employee Severance Plan:

This plan provides for payment of certain benefits upon termination of the key employee’s employment under certain circumstances.  The benefits consist of accelerated vesting of stock options, continuation of salary for 12 months after termination (24 months for certain senior management who are so notified in writing), bonus payments that would have been payable but for termination of employment, and payment of certain health and other insurance benefits on behalf of the employee.  The circumstances in which these benefits are payable include that the termination of employment must take place after the occurrence of a Designated Event and that certain other terms and conditions set forth in the plan must have been met.

The plans provide that we have the right to amend or terminate the plans at any time, except that the plans may not be amended or terminated following the occurrence of a Designated Event.  Executive officers first elected or appointed after October 18, 2011 are ineligible to participate in the Key Employee Severance Plan absent prior board consideration and, if requested by one or more directors, the affirmative vote of a majority of the directors.

12.  Employee 401(k) Plan

In December 1998, the Company adopted a 401(k) Plan (the “Plan”), to provide retirement benefits for employees.  As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees.  Employees may contribute up to 15% of their annual compensation to the Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service.  In addition, the Company may make discretionary/matching contributions.  During 2012 and 2011, the Company contributed a total of approximately $51,400 and $43,200, to the Plan, respectively.

13.  Supplemental Disclosure of Cash Flow Information

The following table presents supplemental disclosure information for the statements of cash flows for the years ended December 31, 2012 and 2011

Cash Paid:	2012	2011
Income Taxes (1)	$4,100	$2,600
Interest	—	—

(1) All such disbursements were for the payment of foreign income taxes.

During the years ended December 31, 2012 and 2011, the Company capitalized $4,700 and $1,700 , respectively, of stock-based compensation expense, for which no cash was disbursed, as a component of capitalized software costs.

During 2012, the Company capitalized $128,100 of property and equipment for which no cash was disbursed.  The Company recorded $104,100 of such amount to long term liabilities — deferred rent and $24,000 of such amount to current liabilities — deferred rent.

As of December 31, 2012 and 2011, the Company reported approximately $65,400 and $17,500, respectively, as prepaid expense and other current assets for which no cash was disbursed. The Company reported these amounts as a component of accounts payable as of December 31, 2012  and 2011, respectively.

GRAPHON CORPORATION

Notes to Consolidated Financial Statements

14.  Related Party Transactions

ipCapital Group, Inc.

On October 11, 2011, we engaged ipCapital Group, Inc., an affiliate of John Cronin, who is one of our directors, to assist us in the execution of our strategic decision to significantly strengthen, grow and commercially exploit our intellectual property assets. Our engagement agreement with ipCapital, which has been amended three times, affords us the right to request ipCapital to perform a number of diverse services, employing its proprietary processes and methodologies, to facilitate our ability to identify and extract from our current intellectual property base new inventions, potential patent applications, and marketing and licensing opportunities.

For the years ended December 31, 2012 and 2011, we paid ipCapital an aggregate $179,300 and $154,200, respectively, for services performed under the engagement agreement, as amended. Prior to entering into the engagement agreement with ipCapital in 2011, they performed an analysis of our intellectual property and the potential methods we could employ to strengthen our intellectual property on a consulting basis. We paid them $50,500 for this analysis in 2011. All amounts paid to ipCapital in 2012 and 2011 have been reported within general and administrative expense.

In addition to the fees we agreed to pay ipCapital for its services, we issued ipCapital a five-year warrant to purchase up to 400,000 shares of our common stock at an initial price of $0.26 per share. Half of the warrant (200,000 shares) has a time-based vesting condition, with such vesting to occur in three equal annual installments. The first vesting installment occurred on October 11, 2012, with the remaining two to occur on October 11, 2013 and 2014, respectively. The remaining 200,000 shares became fully vested upon the completion to our satisfaction of all services that we requested from ipCapital under the engagement agreement, prior to the signing of the amendments. Such performance was deemed satisfactory during 2012. We believe that these fees, together with the issuance of the warrant, constitute no greater compensation than we would be required to pay an unaffiliated person for substantially similar services.

The exercise price of the warrant issued to ipCapital could be reset to below-market value. Consequently, we have concluded that such warrant is not indexed to our common stock; thus, we will accrete the fair value of the warrant as a liability over the anticipated service period. We recognized $76,900 and $18,600 as a component of general and administrative expense during the years ended December 31, 2012 and 2011, respectively, resulting from such accretion. Additionally, in accordance with the liability method of accounting, we will re-measure the fair value of the then-outstanding warrant at each future balance sheet date and recognize the change in fair value as general and administrative compensation expense. (See Note 7)

ipCapital Licensing Company I, LLC

On February 4, 2013, we entered into an IP Brokerage agreement with ipCapital Licensing Company I, LLC (ipCLC).  John Cronin is a partner at ipCLC.  Pursuant to the agreement, we have engaged ipCLC, on a no-retainer basis, to identify and present us with candidates who may be seeking to acquire a certain limited group of our patents unrelated to our current business strategy. If during the applicable term we enter into an agreement with any candidate presented by ipCLC to acquire or otherwise exploit the covered patents, we will pay ipCLC a fee of ten percent (10%) of the royalties, fees, and other consideration paid over the life of the agreement.

The agreement is effective as of February 4, 2013, and will end 18 months after we or ipCLC serve 60 days written notice of termination to the other party (with earlier termination possible in the event of a material breach).

The Agreement provides for customary confidentiality undertakings, limitations on ipCLC’s total liability and mutual indemnification provisions.

We believe the terms of the Agreement are fair and reasonable to us and are at least as favorable as those that we could be obtained on an arms’ length basis.

GRAPHON CORPORATION

Notes to Consolidated Financial Statements

Tamalpais Partners LLC

Steven Ledger, the Chairman of the Company’s Board of Directors, is the founder and managing partner of Tamalpais Partners LLC, a business consulting firm. On February 1, 2012, the Company entered into a one year consulting agreement with Tamalpais under which Tamalpais will provide it with advisory services focused on capital and business issues, including assistance on raising capital, mergers, acquisitions, business development and investor relations/positioning. The Company renewed the consulting agreement for an additional year upon its expiration. During 2012, we paid Tamalpais $66,000 for services rendered to us under the terms of this consulting agreement.

15.  Segment Information

FASB has established guidance for reporting information about operating segments that require segmentation based on the Company’s internal organization and reporting of revenue and operating income, based on internal accounting methods. The Company’s financial reporting systems present various data for management to operate the business prepared in methods consistent with such guidance.

During 2012, the Company entered into settlement and licensing agreements that effectively ended all of its then ongoing intellectual property litigation activities.  As a result of these agreements, the Company will no longer be pursuing patent litigation as an integral funding strategy for its operations.(Note 16).  Also in 2012, the Company added a new segment hopTo and now have two segments Go-Global and hopTo with Go-Global being the only source of revenue, currently.

The Company will continue to pursue the intellectual property initiatives it has have undertaken in conjunction with its relationship with ipCapital, however the Company believes that these initiatives do not comprise a reporting segment as the intent of these initiatives is to support and leverage its current software products and those in development. Segment revenue for the years ended December 31, 2012 and 2011 was as follows:

			Increase (Decrease)
	2012	2011	Dollars	Percentage
GO-Global	$6,541,300	$6,584,400	$(43,100)	-0.7%
hopTo	—	—	—	n/a
Consolidated Total	$6,541,300	$6,584,400	$(43,100)	-0.7%

Segment loss from operations for the years ended December 31, 2012 and 2011 was as follows:

	2012	2011
GO-Global	$(6,027,100)	$(1,579,500)
hopTo	(1,681,200)	—
Total from continuing operations	(7,708,300)	(1,579,500)
Net loss from discontinued operations	(468,400)	(181,600)
Consolidated Total	$(8,176,700)	$(1,761,100)

The Company does not allocate interest and other income, interest and other expense, or income tax to its segments.

GRAPHON CORPORATION

Notes to Consolidated Financial Statements

As of December 31, 2012 segment fixed assets (long-lived assets) were as follows:

	Cost Basis	Accumulated Depreciation /Amortization	Net
GO-Global	$1,853,200	$(1,640,200)	$213,000
hopTo	437,300	(50,500)	386,800
Discontinued operations	2,839,000	(2,839,000)	—
Unallocated	29,100	—	29,100
Total	$5,158,600	$(4,529,700)	$628,900

The Company does not maintain any significant long-lived assets outside of the United States.

Products and services provided by the GO-Global segment include all currently available versions of the GO-Global family of products, OEM private labeling kits, software developer’s kits, maintenance contracts, and product training and support. The hopTo segment, which is under development will provide mobile end-users with a productivity workspace for their mobile devices that will allow users to manage, share, view, and edit their documents, regardless of where they are stored. We expect to launch the first public release of hopTo through Apple’s App Store in the first half of 2013.  The Company’s two segments do not engage in cross-segment transactions.

Amounts pertaining to the Company’s ipCapital initiatives, which have been previously reported in its former intellectual property segment, have been reclassified to our software segment for all periods presented.

Revenue by country for the years ended December 31, 2012 and 2011 was as follows.

	Years Ended December 31,
Revenue by Country	2012	2011
United States	$2,499,600	$1,941,800
Germany	731,200	173,900
Other Countries	3,310,500	4,468,700
Total	$6,541,300	$6,584,400

16. Discontinued Operations

During the 2012, the Company reached settlement agreements that effectively ended all of its then on-going intellectual property litigation.  With the settlement of all of its patent litigation activities the Company has ceased actively pursuing intellectual property litigation regarding its NES patents as an integral part of its strategy to fund its operations.  Accordingly for all periods presented the results of operations and cash flows related to our former intellectual property segment has been segregated and reported as “Discontinued Operations”.  There was no revenue derived from intellectual property litigation in either 2012 or 2011.  During 2012 the Company incurred costs related to intellectual property litigation activities of $468,400, including one-time settlement fees, which aggregated $311,000.

The Company  will continue to make significant investments in its intellectual property during 2013 and  believes such investments will be an asset that will leverage its product strategy and protect its long-term growth strategies.  The Company does not intend to pursue intellectual property litigation as an integral part of its strategy to fund its future operations.

As of December 31 2012 and 2011, all of the Company’s patents were fully amortized.  Additionally, the Company has characterized the NES patents as “held for sale” and will be pursuing reasonable sales opportunities for such patents as they become known to us .

17. Subsequent Event

Warrants

Between January 1, 2013 and March 19, 2013, 462,500 warrants issued in conjunction with the 2011 private placement were exercised. Such warrants carried an exercise price of $0.26 per share, thus, the exercise of these warrants resulted in cash proceeds to the Company of $120,250.

EXHIBIT B

GRAPHON CORPORATION

Condensed Consolidated Balance Sheets

	(Unaudited)
	March 31, 2013	December 31, 2012
Assets
Current Assets:
Cash	$3,575,700	$3,960,600
Accounts receivable, net	601,900	865,900
Prepaid expenses	133,400	150,200
Total Current Assets	4,311,000	4,976,700

Capitalized software development costs, net	646,100	223,100
Property and equipment, net	353,700	358,900
Other assets	46,900	46,900
Total Assets	$5,357,700	$5,605,600

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable and accrued expenses	$830,200	$739,100
Deferred revenue	2,661,600	2,921,600
Severance liability	171,800	209,500
Deferred rent	27,700	26,700
Total Current Liabilities	3,691,300	3,896,900

Warrants liability	10,697,200	7,390,100
Deferred revenue	549,500	570,400
Deferred rent	120,300	127,500
Severance liability	13,500	52,900
Total Liabilities	15,071,800	12,037,800

Commitments and contingencies

Stockholders’ Equity (Deficit):
Preferred stock, $0.01 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 195,000,000 shares authorized, 83,872,781 and 82,616,750 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	8,400	8,300
Additional paid-in capital	63,046,300	62,425,400
Accumulated deficit	(72,768,800)	(68,865,900)
Total Stockholders’ (Deficit)	(9,714,100)	(6,432,200)
Total Liabilities and Stockholders’ (Deficit)	$5,357,700	$5,605,600

See accompanying notes to unaudited condensed consolidated financial statements

GraphOn Corporation

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2013	2012
	(Unaudited)	(Unaudited)
Revenue	$1,617,000	$1,610,600
Costs of revenue	111,800	138,500
Gross profit	1,505,200	1,472,100

Operating expenses:
Selling and marketing	499,000	574,500
General and administrative	746,000	1,044,000
Research and development	713,200	1,053,100
Total operating expenses	1,958,200	2,671,600

Loss from operations	(453,000)	(1,199,500)

Other expense - change in fair value of warrants liability	(3,448,700)	(58,600)
Other income (expense), net	(100)	2,400
Loss from continuing operations before provision for income tax	(3,901,800)	(1,255,700)
Provision for income tax	1,100	1,000
Loss from continuing operations	(3,902,900)	(1,256,700)
Loss from discontinued operations	—	(30,400)
Net loss	$(3,902,900)	$(1,287,100)
Loss per share:
Continuing operations — basic and diluted	(0.05)	(0.02)
Discontinued operations — basic and diluted	—	—
Loss per share — basic and diluted	$(0.05)	$(0.02)
Average weighted common shares outstanding — basic and diluted	83,139,078	81,914,393

See accompanying notes to unaudited condensed consolidated financial statements

GraphOn Corporation

Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2013	2012
	(Unaudited)	(Unaudited)
Cash Flows Provided By (Used In) Operating Activities:
Net Loss	$(3,902,900)	$(1,287,100)
Loss from discontinued operations	—	30,400
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	66,700	55,200
Stock-based compensation expense	185,800	189,400
Change in fair value of derivative instruments - warrants	3,448,700	58,600
Accretion of warrants liability for consulting services	73,500	18,700
Revenue deferred to future periods	794,900	1,363,900
Recognition of deferred revenue	(1,075,800)	(1,099,200)
Changes in severance liability	(77,100)	—
Changes in deferred rent	(6,200)	9,400

Changes to allowance for doubtful accounts	(18,300)	200
Changes in operating assets and liabilities:
Accounts receivable	282,300	46,600
Prepaid expenses	16,800	19,200
Accounts payable and accrued expenses	91,100	235,200
Other long term assets	—	7,400
Net Cash Used In Continuing Operations	(120,500)	(352,100)
Net Cash Used in Discontinued Operations	—	(22,200)
Net Cash Used in Operating Activities	(120,500)	(374,300)

Cash Flows Used In Investing Activities:
Capital expenditures	(20,000)	(193,700)
Capitalized software development costs	(427,800)	—
Net Cash Used In Investing Activities Continuing Operations	(447,800)	(193,700)
Net Cash Used In Investing Activities Discontinued Operations	—	—
Net Cash Used In Investing Activities	(447,800)	(193,700)

Condensed Consolidated Statements of Cash Flows (Continued)

	Three Months Ended March 30,
	2013	2012
	(Unaudited)	(Unaudited)
Cash Flows Provided By Financing Activities:
Proceeds from exercise of warrants	120,200	—
Proceeds from exercise of employee stock options	63,200	3,900
Net Cash Provided By Financing Activities from Continuing Operations	183,400	3,900
Net Cash Provided By Financing Activities from Discontinued Operations	—	—
Net Cash Provided By Financing Activities	183,400	3,900

Net Decrease in Cash	(384,900)	(564,100)
Cash - Beginning of Period	3,960,600	7,237,500
Cash - End of Period	$3,575,700	$6,673,400

See accompanying notes to unaudited condensed consolidated financial statements

GRAPHON CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

1.              Basis of Presentation

The unaudited condensed consolidated financial statements include the accounts of GraphOn Corporation and its subsidiaries (collectively, “we”, “us” or “our”); significant intercompany accounts and transactions are eliminated upon consolidation. The unaudited condensed consolidated financial statements included herein have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applicable to interim financial information and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”).  Accordingly, such unaudited condensed consolidated financial statements do not include all information and footnote disclosures required in annual financial statements.

The unaudited condensed consolidated financial statements included herein reflect all adjustments, which include only normal, recurring adjustments, that are, in our opinion, necessary to state fairly the results for the periods presented. This information should be read in conjunction with our audited consolidated financial statements contained in our Annual Report, as amended, on Form 10-K/A for the year ended December 31, 2012, which was filed with the SEC on April 12, 2013 (“2012 10-K/A Report”). The interim results presented herein are not necessarily indicative of the results of operations that may be expected for the full fiscal year ending December 31, 2013 or any future period.

During September 2012, we reached settlement and licensing agreements that effectively ended all of our then on-going intellectual property litigation.  Having been approached by the respective counter-parties to each of our lawsuits, and in consultation with our board of directors, we determined that it was in our best long-term strategic interests to settle each lawsuit in order to move forward and shift our focus to our software products, including our new product initiatives.  We do not intend to pursue intellectual property litigation as an integral part of our strategy to fund our future operations.  Accordingly for all periods presented the results of operations and cash flows related to our former intellectual property segment has been segregated and reported as “Discontinued Operations”.  See Note 17 to our Notes to Unaudited Condensed Consolidated Financial Statements.

2.              Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. These estimates include: the amount of stock-based compensation expense; the allowance for doubtful accounts; the estimated lives, valuation, and amortization of intangible assets (including capitalized software); depreciation of long-lived assets; valuation of warrants; post-employment benefits, and accruals for liabilities. While we believe that such estimates are fair, actual results could differ materially from those estimates.

Revenue Recognition

We market and license our products indirectly through channel distributors, independent software vendors (“ISVs”), value-added resellers (“VARs”) (collectively, “resellers”) and directly to corporate enterprises, governmental and educational institutions and others.  Our product licenses are perpetual.  We also separately sell intellectual property licenses, maintenance contracts, which are comprised of license updates and customer service access, as well as other products and services.

GRAPHON CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

Software license revenues are recognized when:

•                  Persuasive evidence of an arrangement exists, (i.e., when we sign a non-cancelable license agreement wherein the customer acknowledges an unconditional obligation to pay, or upon receipt of the customer’s purchase order), and

•                  Delivery has occurred or services have been rendered and there are no uncertainties surrounding product acceptance (i.e., when title and risk of loss have been transferred to the customer, which occurs when the media containing the licensed program(s) is provided to a common carrier or, in the case of electronic delivery, when the customer is given access to the licensed program(s)), and

•                  The price to the customer is fixed or determinable, as typically evidenced in a signed non-cancelable contract, or a customer’s purchase order, and

•                  Collectability is probable.  If collectability is not considered probable, revenue is recognized when the fee is collected.

Revenue recognized on software arrangements involving multiple deliverables is allocated to each deliverable based on vendor-specific objective evidence (“VSOE”) or third party evidence of the fair values of each deliverable; such deliverables include licenses for software products, maintenance, private labeling fees, and customer training.  We limit our assessment of VSOE for each deliverable to either the price charged when the same deliverable is sold separately or the price established by management having the relevant authority to do so, for a deliverable not yet sold separately.

If sufficient VSOE of the fair value does not exist so as to permit the allocation of revenue to the various elements of the arrangement, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered. If VSOE of the fair value does not exist, and the only undelivered element is maintenance, then we recognize revenue on a ratable basis. If VSOE of the fair value of all undelivered elements exists but does not exist for one or more delivered elements, then revenue is recognized using the residual method.  Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

Certain resellers (“stocking resellers”) purchase product licenses that they hold in inventory until they are resold to the ultimate end user (an “inventory stocking order”). At the time that a stocking reseller places an inventory stocking order, no product licenses are shipped by us to the stocking reseller; rather, the stocking reseller’s inventory is credited with the number of licenses purchased and the stocking reseller can resell (issue) any number of licenses from their inventory at any time. Upon receipt of an order to issue a license(s) from a stocking reseller’s inventory (a “draw down order”), we will ship the license(s) in accordance with the draw down order’s instructions. We defer recognition of revenue from inventory stocking orders until the underlying licenses are sold and shipped to the end user, as evidenced by the receipt and fulfillment of the stocking reseller’s draw down order, assuming all other revenue recognition criteria have been met.

There are no rights of return granted to resellers or other purchasers of our software products.

Revenue from maintenance contracts is recognized ratably over the related contract period, which generally ranges from one to five years.

All of our software licenses are denominated in U.S. dollars.

Deferred Rent

The lease for our office in Campbell, California, contains free rent and predetermined fixed escalations in our minimum rent payments. We recognize rent expense related to this lease on a straight-line basis over the term of the lease. We record any difference between the straight-line rent amounts and amounts payable under the lease as part of deferred rent in current or long-term liabilities, as appropriate.

Incentives that we received upon entering into the lease agreement are recognized on a straight-line basis as a reduction to rent over the term of the lease. We record the unamortized portion of these incentives as a part of deferred rent in current or long-term liabilities, as appropriate.

GRAPHON CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

Postemployment Benefits (Severance Liability)

Nonretirement postemployment benefits, including salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits and continuation of benefits such as health care benefits, are recognized as a liability and a loss when it is probable that the employee(s) will be entitled to such benefits and the amount can be reasonably estimated. The cost of termination benefits recognized as a liability and an expense includes the amount of any lump-sum payments and the present value of any expected future payments. During 2012, we recorded $721,800 of severance expense, respectively, including stock compensation expense, of which an aggregate of $185,300 and $262,400 is reflected as a severance liability, at March 31, 2013 and December 31, 2012, respectively. Such liability was recorded as a result of a separation agreement and a release with Robert Dilworth in connection with Mr. Dilworth’s resignation as our Chief Executive Officer and as a member of our board of directors.

Software Development Costs

We capitalize software development costs incurred from the time technological feasibility of the software is established until the software is available for general release, in accordance with GAAP. Such capitalized costs are subsequently amortized as costs of revenue over the shorter of three years or the remaining estimated useful life of the product.

Research and development costs and other computer software maintenance costs related to the software development are expensed as incurred.

Long-Lived Assets

Long-lived assets are assessed for possible impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable, whenever we have committed to a plan to dispose of the assets or, at a minimum, annually. Typically, for long-lived assets to be held and used, measurement of an impairment loss is based on the fair value of such assets, with fair value being determined based on appraisals, current market value, comparable sales value, and discounted future cash flows, among other variables, as appropriate. Assets to be held and used (which assets are affected by an impairment loss) are depreciated or amortized at their new carrying amount over their remaining estimated life; assets to be sold or otherwise disposed of are not subject to further depreciation or amortization. No such impairment charge was recorded during either of the three-month periods ended March 31, 2013 or 2012.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts that reflects our best estimate of potentially uncollectible trade receivables. The allowance is based on assessments of the collectability of specific customer accounts and the general aging and size of the accounts receivable.  We regularly review the adequacy of our allowance for doubtful accounts by considering such factors as historical experience, credit worthiness, and current economic conditions that may affect a customer’s ability to pay. We specifically reserve for those accounts deemed uncollectible. We also establish, and adjust, a general allowance for doubtful accounts based on our review of the aging and size of our accounts receivable.

The following table sets forth the details of the Allowance for Doubtful Accounts for the three-month periods ended March 31, 2013 and 2012:

	Beginning Balance	Charge Offs	Recoveries	Provision	Ending Balance
2013	$33,900	$—	$—	$(18,300)	$15,600
2012	25,000	—	—	200	25,200

GRAPHON CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

Concentration of Credit Risk

For the three-month periods ended March 31, 2013 and 2012 respectively, we considered the following to be our most significant customers. The table sets forth the percentage of sales attributable to each customer for the three-month periods ended March 31, 2013 and 2012, and the respective customer’s ending accounts receivable balance as a percentage of reported accounts receivable, net, as of March 31, 2013 and 2012.

	2013		2012
Customer	Sales	Accounts Receivable	Sales	Accounts Receivable
Ericsson	12.8%	27.8%	6.9%	18.3%
Alcatel-Lucent	10.0%	21.8%	4.0%	10.5%
IDS	8.4%	0.0%	5.5%	0.0%
Elosoft	6.5%	10.8%	3.6%	7.6%
Total	37.7%	60.4%	20.0%	36.4%

Derivative Financial Instruments

We currently do not have a material exposure to either commodity prices or interest rates; accordingly, we do not currently use derivative instruments to manage such risks. We evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. All derivative financial instruments are recognized in the balance sheet at fair value. Changes in fair value are recognized in earnings if they are not eligible for hedge accounting or in other comprehensive income if they qualify for cash flow hedge accounting.

Fair Value of Financial Instruments

The fair value of our accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to the relative short maturities of these items.

The fair value of our warrants are determined in accordance with the Financial Account Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 820, “Fair Value Measurement,” which establishes a fair value hierarchy that prioritizes the assumptions (inputs) to valuation techniques used to price assets or liabilities that are measured at fair value. The hierarchy, as defined below, gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The guidance for fair value measurements requires that assets and liabilities measured at fair value be classified and disclosed in one of the following categories:

•                  Level 1: Defined as observable inputs, such as quoted (unadjusted) prices in active markets for identical assets or liabilities.

•                  Level 2: Defined as observable inputs other than quoted prices included in Level 1. This includes quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•                  Level 3: Defined as unobservable inputs to the valuation methodology that are supported by little or no market activity and that are significant to the measurement of the fair value of the assets or liabilities. Level 3 assets and liabilities include those whose fair value measurements are determined using pricing models, discounted cash flow methodologies or similar valuation techniques, as well as significant management judgment or estimation.

As of March 31, 2013, all of our $10,697,200 Warrants Liability reported at fair value was categorized as Level 3 inputs (See Note 4).

GRAPHON CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

Recent Accounting Pronouncements

In February 2013, FASB issued ASU No. 2013-02 “Other Comprehensive Income” (ASU 2013-02). The objective of ASU 2013-02 is to improve the reporting of reclassifications out of other comprehensive income.  This objective is reached by requiring an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income.  ASU 2013-02 is effective and is to be applied prospectively to reporting periods beginning after December 15, 2012.We currently have no amounts that would meet the criteria to be reclassified; accordingly, the adoption of ASU 2013-02 did not have a material impact on our results of operations, cash flows or financial position. Comprehensive loss equals net loss for the periods ended March 31, 2013 and 2012, respectively.

In July 2012, FASB issued ASU No. 2012-02 “Intangibles — Goodwill and Other” (ASU 2012-02). The objective of ASU 2012-02 is to reduce the cost and complexity of performing an impairment test for indefinite-lived intangible assets by simplifying how an entity tests those assets for impairment and to improve consistency in impairment testing guidance among long-lived asset categories. ASU 2012-02 is effective for fiscal years beginning after September 15, 2012. Early adoption is permitted. We currently have no goodwill or indefinite-lived intangible assets; accordingly, the adoption of ASU 2012-02 did not have a material impact on our results of operations, cash flows or financial position.

3.              Property and Equipment

Property and equipment was:

	March 31, 2013	December 31, 2012
Equipment	$1,191,900	$1,171,900
Furniture	380,200	380,200
Leasehold improvements	147,500	147,500
	1,719,600	1,699,600
Less: accumulated depreciation and amortization	1,365,900	1,340,700
	$353,700	$358,900

Aggregate property and equipment depreciation and amortization expense was $25,200 and $13,700 during the three-month periods ended March 31, 2013 and 2012, respectively. During the three-month period ended March 31, 2013, we capitalized the following costs: equipment; $20,000.

4.              Liability Attributable to Warrants

The exercise price of the warrants we issued in September 2011 in conjunction with the private placement of our common stock (the “2011 Private Placement”) and the warrants we issued in October 2011 in connection with our engagement of an intellectual property firm (ipCapital Group) could, in certain circumstances, be reset to below-market value. Accordingly, we have concluded that such warrants are not indexed to our common stock; therefore, the fair value of the warrants was recorded as a liability upon their issuance.

Under ASC 820, “Fair Value Measurement,” we re-measure the fair value of our outstanding warrants at every balance sheet date. As an integral part of the re-measurement process, we reevaluate each of the assumptions used, and when circumstances change or we become aware of new information affecting any of our assumptions, we adjust those assumptions accordingly. During the three months ended March 31, 2013 two investors in the 2011 private placement exercised an aggregate 462,500 warrants. While closing our books for the three months ended March 31, 2013, we reevaluated our internal assumptions based on historic and recent exercise patterns and analysis of our stock performance. Based on the work performed, we concluded that a lowering of our estimated exercise factor for the warrants issued in conjunction with the 2011 private placement from 10 to 4 was appropriate (see the assumptions used, as set forth in the tables, below).

GRAPHON CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

Changes in fair value of the 2011 Private Placement warrants liability are recognized in other expense and changes in the fair value of the warrants issued to ipCapital are recognized as a component of general and administrative expense in the condensed consolidated statement of operations.

We used the exercise price of the warrants, as well as the fair market value of our common stock, to determine the fair value of our warrants.  The exercise price for warrants issued in conjunction with the 2011 private placement ranged between $0.20 and $0.26, per share, and was $0.26 per share for the warrants issued to ipCapital. The fair market value of our common stock was $0.63 and $0.18 per share as of March 31, 2013 and 2012, respectively.

We used a binomial pricing model to determine the fair value of our warrants as of March 31, 2013 and December 31, 2012, the balance sheet dates, using the following assumptions:

For the Three Months Ended March 31, 2013

	Estimated Volatility	Annualized Forfeiture Rate	Expected Option Term (Years)	Estimated Exercise Factor	Risk-Free Interest Rate	Dividends
2011 Private Placement	145%	—	3.42	4	0.36%	—
ipCapital	145%	—	3.54	10	0.36%	—

For the Year Ended December 31, 2012

	Estimated Volatility	Annualized Forfeiture Rate	Expected Option Term (Years)	Estimated Exercise Factor	Risk-Free Interest Rate	Dividends
2011 Private Placement	159% - 202%	—	3.67 – 4.42	10	0.47% - 1.04%	—
ipCapital	163% - 201%	—	3.80 – 4.54	10	0.47% - 1.04%	—

The following table is a reconciliation of the warrants liability measured at fair value using significant unobservable inputs (Level 3) for the three months ended March 31, 2013:  During the three month period ended March 31, 2013 warrants were exercised for 462,500 shares.

Warrants liability — December 31, 2012 fair value	$7,390,100
Change in fair value of warrant liability recorded in other expenses	3,448,700
Accretion of warrant liability recorded in general and administrative expense	73,500
Reclassification of warrants liability to equity from the exercise of warrants	(215,100)
Warrants liability — March 31, 2013 fair value	$10,697,200

The following table reconciles the number of warrants outstanding for the periods ended March 31, 2013 and 2012, respectively.

GRAPHON CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

For the Period Ended March 31, 2013

	Beginning Outstanding	Exercised	Ending Outstanding
2011 Private Placement	23,075,000	462,500	22,612,500
ipCapital	400,000	—	400,000
Total	23,475,000	462,500	23,012,500

For the Period Ended March 31, 2012

	Beginning Outstanding	Exercised	Ending Outstanding
2011 Private Placement	23,075,000	—	23,075,000
ipCapital	400,000	—	400,000
Total	23,475,000	—	23,475,000

5.  Severance Liability

On April 12, 2012, we entered into a separation agreement and a release with Robert Dilworth in connection with Mr. Dilworth’s resignation as our Chief Executive Officer and as a member of our board of directors. Subject to the terms of the separation agreement, effective April 20, 2012 (the “Release Effective Date”) we paid or provided Mr. Dilworth the following:

•                                         On the Release Effective Date, Mr. Dilworth’s outstanding unvested options became fully vested and exercisable, and his outstanding vested options were modified to extend the exercise period. All options will remain exercisable until the earlier of (i) the expiration dates of each of such options or (ii) the date that is 30 months after the Release Effective Date. The number of shares of common stock issuable upon exercise of such outstanding options is 2,000,000. We recognized $172,700 of non-cash stock-based compensation expense during 2012, as a result of the modification of Mr. Dilworth’s outstanding stock options.  No expense was recognized during the three- month period ended March 31, 2013 as a result of the modifications.

•                                          On the Release Effective Date, Mr. Dilworth was granted an option to purchase 500,000 shares of common stock at an exercise price of $0.20 per share. Such option has a term of 30 months from the date of grant and will vest and become exercisable at a rate of 62,500 shares per quarter commencing on July 1, 2012. We recognized $64,700 of non-cash stock-based compensation expense during 2012 as a result of the issuance of this stock option to Mr. Dilworth.  No expense was recognized during the three-month period ended March 31, 2013 as a result of the issuance.

•                                          From May 2012 through April 2013, Mr. Dilworth will be paid $27,300 per month. From May 2013 through April 2014, Mr. Dilworth will be paid $13,600 per month.  During the three-month period ended June 30, 2012, we recognized $433,700 compensation expense related to Mr. Dilworth’s separation agreement, which we recorded as a liability.  Such amount represented the present value of the future salary and medical insurance (discussed below) continuation payments due Mr. Dilworth under the terms of the separation agreement.  During the three-month period ended March 31, 2013, we made salary continuation payments aggregating $81,800 to Mr. Dilworth.  As of March 31, 2013, the aggregate present value of the remaining future salary and medical insurance coverage continuation payments was $185,300, of which $171,800 was reported as a current liability with the balance as a component of long-term liabilities.  All interest expense associated with the salary and medical insurance continuation payments made are charged to general and administrative expenses as incurred.  During the three-month period ended March 31, 2013, we incurred interest charges of $8,200.

•                                          From May 2012 through October 2013, we will pay the premium costs to continue medical coverage for Mr. Dilworth and his spouse under the Employment Retirement Income Security Act of 1974. Such premiums aggregated $5,800 for May 2012 and June 2012, and will approximate $1,300 per month thereafter. During the three-month period ended March 31, 2013 we made medical insurance coverage continuation payments of $3,900.  During the three-month period ended March 31, 2013, we incurred interest charges of $400.

•                                          We paid Mr. Dilworth $15,000 as reimbursement for a portion of his legal fees in connection with negotiation of the separation agreement and the release.

GRAPHON CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

Mr. Dilworth’s participation in the Key Employee Severance Plan and the Director Severance Plan was automatically terminated on the Release Effective Date. In addition, the separation agreement contains confidentiality and non-disparagement provisions subject to the terms set forth therein. Pursuant to the terms of the release, Mr. Dilworth provided as of the Release Effective Date a release of claims in connection with his employment and resignation. As a result of the separation agreement, we recognized an aggregate $721,800 of additional operating expenses, as summarized above of which all such expense was recognized contemporaneously with the consummation of Mr. Dilworth’s separation agreement during the second quarter of 2012.

We estimated the fair value of each stock-based award set forth above, which were included as part of Mr. Dilworth’s separation agreement during 2012 , using a binomial model with the assumptions set forth in the following table:

	Estimated Volatility	Annualized Forfeiture Rate	Expected Option Term (Years)	Estimated Exercise Factor	Risk-Free Interest Rate	Dividends
Modified options	70% - 157%	0.00%	0.25 – 2.5	10	0.08% - 0.29%	—
New option	157%	0.00%	2.5	10	0.29%	—

Expected volatility is based on the historical volatility of our common stock over the expected option term period ended on the last business day of each respective quarterly reporting period. The estimated forfeiture rate was set to zero as Mr. Dilworth is not obligated to perform any services for us under the terms of the separation agreement. The expected term was based on the actual expiration date of each of the options in the separation agreement. The estimated exercise factor was based on an analysis of historical data; historical exercise patterns; and a comparison of historical and current share prices. The approximate risk free interest rate was based on the implied yield available on U.S. Treasury issues with remaining terms equivalent to our expected term on our stock-based awards. We do not anticipate paying dividends on our common stock for the foreseeable future.

We discounted the initial aggregate remaining cash salary continuation payments due Mr. Dilworth and medical premiums to be paid on his behalf of $458,600 under the terms of the separation agreement using a 14.3% discount factor, with such factor representing our average cost of capital, which we derived by analyzing the costs we incurred in the various private placement transactions we have closed since 2004.

The following table summarizes the salary continuation and medical coverage payments during the three-month period ended March 31, 2013.

	Compensation	Medical Coverage	Total
Balance at December 31, 2012	$250,100	$12,300	$262,400
Accrued interest	8,200	400	8,600
Payments	(81,800)	(3,900)	(85,700)
Balance at March 31, 2013	$176,500	$8,800	$185,300

GRAPHON CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

6.                                      Deferred Rent

As of March 31, 2013 deferred rent was:

Component	Current Liabilities	Long-Term Liabilities	Total
Deferred rent expense	$3,700	$42,300	$46,000
Deferred rent benefit	24,000	78,000	102,000
	$27,700	$120,300	$148,000

As of December 31, 2012 deferred rent was:

Component	Current Liabilities	Long-Term Liabilities	Total
Deferred rent expense	$2,700	$43,500	$46,200
Deferred rent benefit	24,000	84,000	108,000
	$26,700	$127,500	$154,200

Deferred rent expense represents the remaining balance of the aggregate free rent we received from the landlord and escalations that are being recognized over the life of the lease as a component of rent expense. Deferred rent benefit relates to the unamortized portion of the leasehold improvements provided to us by our landlord (i.e., incentives) that we are recognizing on a straight-line basis as a reduction to rent expense over the term of the lease.

7.                                      Stock-Based Compensation

The following table summarizes the stock-based compensation expense, net of amounts capitalized, we recorded in our Unaudited Condensed Consolidated Statements of Operations for the three-month periods ended March 31, 2013 and 2012, respectively, by classification:

	Three Months Ended March 31,
Statement of Operations Classification	2013	2012
Costs of revenue	$2,100	$6,300
Selling and marketing expense	40,500	26,400
General and administrative expense	94,900	73,100
Research and development expense	48,300	83,600
	$185,800	$189,400

The following table presents summaries of the status and activity of our stock option awards for the three-month period ended March 31, 2013.

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Terms (Years)	Aggregate Intrinsic Value
Outstanding — December 31, 2012	14,174,000	$0.20
Granted	—	—
Exercised	(431,500)	0.14
Forfeited or expired	—	—
Outstanding — March 31, 2013	13,742,500	$0.20	7.14	$5,897,500

Of the options outstanding as of March 31, 2013, 7,627,407 were vested, 5,895,614 were estimated to vest in future periods and 219,479 were estimated to be forfeited prior to their vesting.  As of March 31, 2013, there was approximately $457,100 of total unrecognized compensation cost, net of estimated forfeitures, related to stock-based compensation attributable to unvested stock options. Such cost is expected to be recognized over a weighted-average period of approximately eleven months.

GRAPHON CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

All options are exercisable immediately upon grant.  Options vest, ratably over a 33-month period commencing in the fourth month after the grant date.  We have the right to repurchase common stock issued upon the exercise of an option upon an optionee’s termination of service to us prior to full vesting at the option’s exercise price.

During the three-month period ended March 31, 2013, we awarded 385,000 shares of restricted common stock, which vest ratably, over a 33-month period; however, no shares vest until after three months from the date of the restricted stock award. We include the common stock underlying the restricted stock award in shares outstanding once the common stock underlying the restricted stock award has vested and the restriction has been removed (“releases” or “released”).

The following table presents summaries of the status and activity of our restricted stock awards for the three-month period ended March 31, 2013.  We did not issue any restricted stock awards during the three-month period ended March 31, 2012.

	Number of Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Recognition Period (Years)	Unrecognized Compensation Cost Remaining
Unreleased — December 31, 2012	4,043,123	$0.18
Awarded	385,000	0.45
Released	(362,031)	0.18
Forfeited	—	—
Outstanding — March 31, 2013	4,066,092	$0.21	2.39	$779,700

As of March 31, 2013, there was approximately $730,200 of total unrecognized compensation cost, net of estimated forfeitures, related to stock-based compensation attributable to the unreleased restricted stock awards. That cost is expected to be recognized over a weighted-average period of approximately twenty-nine months.

8.                                      Revenue

Revenue for the three-month periods ended March 31, 2013 and 2012 was:

	Three Months Ended March 31,		2013 Over (Under) 2012
Revenue	2013	2012	Dollars	Percent
Software Licenses
Windows	$640,100	$632,600	$7,500	1.2%
UNIX/Linux	270,800	263,500	7,300	2.8%
	910,900	896,100	14,800	1.7%
Software Service Fees
Windows	461,200	425,200	36,000	8.5%
UNIX/Linux	227,300	237,400	(10,100)	-4.3%
	688,500	662,600	25,900	3.9%
Other	17,600	51,900	(34,300)	-66.1%
Total Revenue	$1,617,000	$1,610,600	$6,400	0.4%

GRAPHON CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

9.                                      Cost of Revenue

Cost of revenue for the three-month periods ended March 31, 2013 and 2012 was:

	Three Months Ended March 31,		2013 Over (Under) 2012
	2013	2012	Dollars	Percent
Software service costs	$63,600	$73,000	$(9,400)	(12.9)%
Software product costs	48,200	65,500	(17,300)	(26.4)%
	$111,800	$138,500	$(26,700)	(19.3)%

10.                               Capitalized Software Development Costs

Capitalized software development costs consisted of the following:

	March 31, 2013	December 31, 2012
Software development costs	$1,037,600	$573,100
Accumulated amortization	(391,500)	(350,000)
	$646,100	$223,100

Amortization of capitalized software development costs is a component of costs of revenue. Capitalized software development costs amortization aggregated $41,500 during each of the three-month periods ended March 31, 2013 and 2012.  We recorded $464,500 and $0 of capitalized software development costs during the three-month periods ended March 31, 2013 and 2012, respectively.  Such costs capitalized during the during the three-month period ended March 31, 2013 were associated with the development of our new product hopTo, which was released on April 15, 2013.  Had these costs not met the criteria for capitalization, they would have been expensed.

11.                               Stockholders’ Equity

Stock Repurchase Program

During each of the three-month periods ended March 31, 2013 and 2012, we did not repurchase any of our common stock under the terms of our Board-approved $1,000,000 stock repurchase program (“stock repurchase program”). As of March 31, 2013, approximately $782,600 remained available for future purchases under this program. We are not obligated to repurchase any specific number of shares and the stock repurchase program may be suspended or terminated at our discretion.

12.                               Commitments and Contingencies

Our corporate headquarters currently occupy 4,413 square feet of office space in Campbell, California, under a five-year lease that expires June 30, 2017. The following table sets forth the minimum lease payments we will be required to make throughout the remainder of this lease:

Year	Amount
Remainder of 2013	$105,500
2014	144,200
2015	148,600
2016	153,000
2017	78,400
$629,700

GRAPHON CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

13.                               Supplemental Disclosure of Cash Flow Information

We did not disburse any cash for the payment of interest expense during either of the three-month periods ended March 31, 2013 or 2012.

We disbursed $1,100 for the payment of income taxes during the three-month periods ended March 31, 2013 and 2012, respectively. All such disbursements were for the payment of foreign income taxes related to the operation of our Israeli subsidiary, GraphOn Research Labs Ltd.

During the three-month period ended March 31, 2013, we capitalized $36,700 of stock-based compensation expense for which no cash was disbursed, as a component of capitalized software development costs.

During the three month period ended March 31, 2013, we reduced our warrants liability by $215,100. No cash was disbursed in conjunction with this reduction. Such reduction occurred as a result of the exercise of 462,500 warrants during such period (see Note 4).

During the three-month period ended March 31, 2012 we incurred costs associated with discontinued intellectual property operations activities of $30,400 of which $22,200 was disbursed, and the balance reported as component of accounts payable.  During the three-month period ended March 31, 2012, we capitalized $140,000 of property and equipment for which no cash was disbursed. We recorded $104,100 of such amount to long term liabilities — deferred rent and the balance to accounts payable and accrued liabilities. Also, we reported approximately $6,700 as prepaid expense for which no cash was disbursed. We reported this amount as a component of accounts payable as of March 31, 2012.

14.                               Earnings (Loss) Per Share

Earnings or loss per share is calculated by dividing the net income or loss for the period by the weighted average number of shares of common stock outstanding during the period. Diluted earnings or loss per share (“Diluted EPS”) is calculated by dividing the net income or loss for the period by the total of the weighted average number of shares of common stock outstanding during the period plus the effects of any dilutive securities. Diluted EPS considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of such potential shares of common stock would have an anti-dilutive effect. During all periods presented in our Condensed Consolidated Statements of Operations, potentially dilutive securities included shares of common stock potentially issuable upon exercise of stock options and exercise of warrants. During the three-month period ended March 31, 2013, potentially dilutive securities also included common stock potentially issuable upon the release (future vesting) of unvested restricted stock awards. Diluted EPS excludes the impact of potential issuance of shares of common stock related to our stock options in periods in which the exercise price of the stock option is greater than the average market price of our common stock during such periods.

For the three-month periods ended March 31, 2013 and 2012, 40,421,088 and 37,548,105 shares of common stock equivalents, respectively, were excluded from the computation of dilutive loss per share since their effect would be antidilutive.

15.                               Segment Information

FASB has established guidance for reporting information about operating segments that require segmentation based on our internal organization and reporting of revenue and operating income, based on internal accounting methods. Our financial reporting systems present various data for management to operate the business prepared in methods consistent with such guidance.

During 2012, we entered into settlement and licensing agreements that effectively ended all of our then ongoing intellectual property litigation activities (Note 17).  As a result of these agreements, we will no longer be pursuing patent litigation as an integral funding strategy for our operations.

We will continue to pursue the intellectual property initiatives we have undertaken in conjunction with our relationship with ipCapital, however we believe that these initiatives do not comprise a reporting segment as the intent of these initiatives is to support and leverage its current software products and those in development.

GRAPHON CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

Also, effective for the quarter ended December 31, 2012, we added a new segment (hopTo) and identified that we currently operate our business in two segments; namely GO-Global and hopTo.  Currently, GO-Global is the only segment that generates revenue.

Segment revenue for the three-month periods ended March 31, 2013 and 2012 was as follows:

			Increase (Decrease)
	2013	2012	Dollars	Percentage
GO-Global	$1,617,000	$1,610,600	$6,400	0.4%
hopTo	—	—	—	n/a
Consolidated Total	$1,617,000	$1,610,600	$6,400	0.4%

Segment income (loss) from continuing operations for the three-month periods ended March 31, 3013 and 2012 was as follows:

	2013	2012
GO-Global	$(38,000)	$(799,900)
hopTo	(491,000)	(399,600)
Total	(453,000)	(1,199,500)

We do not allocate interest, other income, other expense, or income tax to our segments.

As of March 31, 2013 segment fixed assets (long-lived assets) were as follows:

		Accumulated
		Depreciation
	Cost Basis	/Amortization	Net
GO-Global	$1,862,100	$(1,691,300)	$170,800
hopTo	895,100	(66,100)	829,000
Total from continuing operations	2,757,200	(1,757,400)	999,800
Discontinued operations	2,839,000	(2,839,000)	—
Unallocated	46,900	—	46,900
Total	$5,643,100	$(4,596,400)	$1,046,700

We do maintain any significant long-lived assets outside of the United States.

Products and services provided by the GO-Global segment include all currently available versions of the GO-Global family of products, OEM private labeling kits, software developer’s kits, maintenance contracts, and product training and support. The hopTo segment, which is under development, will provide mobile end-users with a productivity workspace for their mobile devices that will allow users to manage, share, view, and edit their documents, regardless of where they are stored. We launched the first public release of hopTo through Apple’s App Store in April 2013.  The two segments do not engage in cross-segment transactions.

Amounts pertaining to our ipCapital initiatives are included in the GO-Global software segment.

Go-Global software revenue by country for the three-month periods ended March 31, 2013 and 2012 was as follows.

	Three Months Ended March 31,
Revenue by Country	2013	2012
United States	$643,600	$519,500
Germany	188,300	150,300
Other Countries	785,100	940,800
Total	$1,617,000	$1,610,600

GRAPHON CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

16.                               Related Party Transactions

Tamalpais Partners LLC

Steven Ledger, the Chairman of our Board of Directors, is the founder and managing partner of Tamalpais Partners LLC, a business consulting firm. On February 1, 2012, we entered into a one year consulting agreement with Tamalpais under which Tamalpais will provide it with advisory services focused on capital and business issues, including assistance on raising capital, mergers, acquisitions, business development and investor relations/positioning. We renewed the consulting agreement for an additional year upon its expiration. During the three month periods ended March 31, 2013 and 2012 we paid Tamalpais $18,000 and $12,000, respectively for services rendered to us under the terms of this consulting agreement.  No amounts were due to Tamalpais at either March 31, 2013 or December 31, 2012.

ipCapital Group, Inc.

On October 11, 2011, we engaged ipCapital Group, Inc., an affiliate of John Cronin, who is one of our directors, to assist us in the execution of our strategic decision to significantly strengthen, grow and commercially exploit our intellectual property assets. Our engagement agreement with ipCapital, which has been amended three times, affords us the right to request ipCapital to perform a number of diverse services, employing its proprietary processes and methodologies, to facilitate our ability to identify and extract from our current intellectual property base new inventions, potential patent applications, and marketing and licensing opportunities.

For the three-month period ended March 31, 2013, we paid ipCapital an aggregate $10,000, for services performed under the engagement agreement, as amended. Prior to entering into the engagement agreement with ipCapital in 2011, they performed an analysis of our intellectual property and the potential methods we could employ to strengthen our intellectual property on a consulting basis. We paid them $50,500 for this analysis in the three-month period ended March 31, 2012. All amounts paid to ipCapital in 2013 and 2012 have been reported within general and administrative expense.  We reported unpaid balances of $10,000 and $5,000 in accounts payable as of March 31, 2013 and December 31, 2012, respectively.

In addition to the fees we agreed to pay ipCapital for its services, we issued ipCapital a five-year warrant to purchase up to 400,000 shares of our common stock at an initial price of $0.26 per share. Half of the warrant (200,000 shares) has a time-based vesting condition, with such vesting to occur in three equal annual installments. The first vesting installment occurred on October 11, 2012, with the remaining two to occur on October 11, 2013 and 2014, respectively. The remaining 200,000 shares became fully vested upon the completion to our satisfaction of all services that we requested from ipCapital under the engagement agreement, prior to the signing of the amendments. Such performance was deemed satisfactory during 2012. We believe that these fees, together with the issuance of the warrant, constitute no greater compensation than we would be required to pay an unaffiliated person for substantially similar services.

The exercise price of the warrant issued to ipCapital could be reset to below-market value. Consequently, we have concluded that such warrant is not indexed to our common stock; thus, we accrete the fair value of the warrant as a liability over the anticipated service period. We recognized $73,500 and $18,700 as a component of general and administrative expense during the three-month periods ended March 31, 2013 and 2012, respectively, resulting from such accretion.  Additionally, in accordance with the liability method of accounting, we re-measure the fair value of the outstanding warrants at each balance sheet date and recognize the change in fair value as general and administrative compensation expense, which is included as a component of the accretion amount. (See Note 7)

GRAPHON CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

ipCapital Licensing Company I, LLC

On February 4, 2013, we entered into an IP Brokerage agreement with ipCapital Licensing Company I, LLC (ipCLC).  John Cronin is a partner at ipCLC.  Pursuant to the agreement, we have engaged ipCLC, on a no-retainer basis, to identify and present us with candidates who may be seeking to acquire a certain limited group of our patents unrelated to our current business strategy. If during the applicable term we enter into an agreement with any candidate presented by ipCLC to acquire or otherwise exploit the covered patents, we will pay ipCLC a fee of ten percent (10%) of the royalties, fees, and other consideration paid over the life of the agreement.

The agreement is effective as of February 4, 2013, and will end 18 months after we or ipCLC serve 60 days written notice of termination to the other party (with earlier termination possible in the event of a material breach).  The Agreement provides for customary confidentiality undertakings, limitations on ipCLC’s total liability and mutual indemnification provisions.

We believe the terms of the Agreement are fair and reasonable to us and are at least as favorable as those that we could be obtained on an arms’ length basis.

17.                               Discontinued Operations

During 2012, we reached settlement agreements that effectively ended all of our then on-going intellectual property litigation.  With the settlement of such litigation activities we ceased actively pursuing intellectual property litigation as an integral part of our strategy to fund our operations.  Accordingly, for all periods presented, the results of operations and cash flows related to our former intellectual property segment has been segregated and reported as “Discontinued Operations”.  There was no revenue derived from our intellectual property litigation in either of the three month period ended March 31, 2013 or 2012.  During the three month period ended March 31, 2012 we incurred costs of $30,400 related to this discontinued operations.

We will continue to make significant investments in our intellectual property during the remainder of 2013.  We believe such investments will be an asset that will leverage our product strategy and protect our long-term growth strategies.  We do not intend to pursue intellectual property litigation as an integral part of our strategy to fund our future operations.

As of March 31, 2013 and 2012, all of our patents were fully amortized.  Additionally, we have characterized the NES patents as “held for sale” and will be pursuing reasonable sales opportunities for such patents as they become known to us.